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
                   As filed with the Securities and Exchange Commission on June 20, 2001.
                                                                                 Registration No. 333-61880
===========================================================================================================

                                     SECURITIES AND EXCHANGE COMMISSION
                                           Washington, D.C. 20549

                                       PRE-EFFECTIVE AMENDMENT NO. 1
                                                     TO
                                                 FORM SB-2
                                           REGISTRATION STATEMENT
                                                 UNDER THE
                                           SECURITIES ACT OF 1933
                                          ________________________

                                                 ICOA, INC.
                               (Name of Small Business Issuer in its Charter)

            Nevada                                      7373                               87-0403239
(State or other jurisdiction of             (Primary Standard Industrial                (I.R.S. Employer
incorporation or organization)              Classification Code Number)                Identification No.)

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                           George Strouthopoulos
                                   Chief Executive Officer and President
                                              111 Airport Road
                                             Warwick, RI 02889
                                               (401) 739-9205

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                        Copies of communications to:
                                           Melvin Weinberg, Esq.
                                   Jenkens & Gilchrist Parker Chapin LLP
                                           The Chrysler Building
                                             405 Lexington Ave.
                                          New York, New York 10174
                                       Telephone No.: (212) 704-6000
                                       Facsimile No.: (212) 704-6288

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this
Registration Statement becomes effective.

         If any of the  securities  being  registered  on this  Form  are to be  offered  on a  delayed  or
continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register  additional  securities for an offering  pursuant to Rule 462(b)
under the Securities Act of 1933,  please check the following box and list the Securities Act  registration
statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective  amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act  registration  statement number of the earlier
effective registration statement for the same offering. |_|

         If this Form is a post-effective  amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act  registration  statement number of the earlier
effective registration statement for the same offering. |_|

         If  delivery of the  prospectus  is expected  to be made  pursuant to Rule 434,  please  check the
following box. |_|


                                                    CALCULATION OF REGISTRATION FEE
========================================== ==================== ========================= ========================= ================
                                                                    Proposed Maximum          Proposed Maximum         Amount of
         Title of Each Class of               Amount to be         Offering Price Per        Aggregate Offering     Registration Fee
       Securities to be Registered           Registered (1)            Share (2)                 Price (2)
------------------------------------------ -------------------- ------------------------- ------------------------- ----------------
Common Stock, par value $.0001 per share(4)  27,428,573(2)(3)           $0.040                 $1,097,143              $ 275.00
------------------------------------------ -------------------- ------------------------- ------------------------- ---------------
Common Stock, par value $.0001 per share(5)  27,428,573(2)(3)           $0.040                 $  430,477              $ 108.00(6)
----------------------------------------- -------------------- ------------------------- ------------------------- ----------------
Common Stock, par value $.0001 per share(7)   4,000,000                 $0.072                   $288,000                 72.00(9)
------------------------------------------ -------------------- ------------------------- ------------------------- ----------------
Common Stock, par value $.0001 per share(8)   4,000,000                $0.0372                   $148,800                 38.00
------------------------------------------ -------------------- ------------------------- ------------------------- ----------------
Total                                        62,857,146(2)(3)                                  $2,714,420               $681.50(10)
------------------------------------------ -------------------- ------------------------- ------------------------- ----------------

    (1) Because the number of shares of common stock issuable upon the conversion of the note issued depends on the market price of our common stock, the actual number of shares to be sold under this registration statement cannot be determined at this time. The number of shares registered for resale is not intended to be a prediction as to the future market price of our common stock upon conversion of the
        notes. See "Risk Factors - We have 94,805,398 shares of our common stock reserved for further issuances which can substantially dilute the value of your ICOA common stock". Under the terms of subscription agreements entered into between ICOA and the investor referred to therein we are required to file a registration statement registering for resale not less than 150% of the number of shares of our common stock into which the notes issued may be converted as of the date hereof.

        In the event that the market price of our common stock declines, and the conversion price of the securities that we are registering for resale changes, we may not have registered for resale a sufficient number of shares of common stock issuable upon the conversion of the note issued, and we may have to file a new registration statement registering for resale such additional shares of our common stock.
    (2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee. The fee was based on (i) the average of the high
        ($.04) and low ($.04) price of the common stock quoted in the OTC Bulletin Board on June 18, 2001 for the shares issuable upon conversion of the notes; and (ii) the price at which the warrants may be exercised.

    (3) Because the number of shares of common stock issuable upon conversion of the notes into stock depends on the market price of our common stock, the actual number of shares into which the notes will be converted and the number to be sold under this registration statement cannot be determined at this time. Under the terms of subscription agreements entered into between ICOA and the investor referred to therein, dated as of May 14, 2001 and as of June 13, 2001, as amended, we agreed to register 150% of the number of shares of our common stock into which the notes issued may be converted as of the date hereof. The number of shares registered is not intended to be a prediction as to the future market price of our common stock upon conversion of the notes.
        See "Risk Factors -- We have 94,805,398 shares of common stock reserved for further issuances which can substantially dilute the value of your ICOA common stock."

    (4) Represents shares of common stock issuable upon conversion of a note issued to the selling stockholder on June 13, 2001.
    (5) Represents shares of common stock issuable upon conversion of a note issued to the selling stockholder on May 15, 2001.
    (6) $188.00 was paid on May 30, 2001 for 16,666,666 shares to be registered and 108.00 is being paid for the additional shares being registered herein.
    (7) Represents shares of common stock issuable upon exercise of a warrant issued to the selling stockholder on May 15, 2001.
    (8) Represents shares of common stock issuable upon exercise of a warrant issued to the selling stockholder on June 13, 2001.
    (9) Fee previously paid with filing of this Registration Statement on May 30, 2001.
    (10) $259.50 was paid on May 30, 2001 for 20,666,666 shares to be registered and $422.00 is being paid for the additional shares being registered herein.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY
ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES
ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION,
ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===========================================================================================================
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

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

        Preliminary Prospectus Subject to Completion dated June __, 2001

                                   ICOA, Inc.

                        62,857,146 shares of common stock
                    ________________________________________

o The 62,857,146 shares of our common stock are being offered by the selling stockholder listed on page 35 of this prospectus. Of these shares, 54,857,146 are issuable upon conversion of notes issued to them and 8,000,000 shares are issuable upon the exercise of warrants.

              ---------------------------------------------------
                              OTC Bulletin Board:
                              common stock "ICOA"
              ---------------------------------------------------


o On June 18, 2001 the closing sale price of our common stock on the OTC Bulletin Board was $0.04.


THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ________________________________________

              The date of this prospectus is ________________, 2001

                                TABLE OF CONTENTS


SUMMARY.......................................................................2

RISK FACTORS..................................................................4

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS.....................11

USE OF PROCEEDS..............................................................12

MARKET PRICE OF OUR COMMON STOCK.............................................12

DIVIDENDS....................................................................13

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION....................13

BUSINESS - OUR COMPANY.......................................................19

MANAGEMENT...................................................................25

PRINCIPAL STOCKHOLDERS.......................................................30

SELLING STOCKHOLDERS.........................................................32

PLAN OF DISTRIBUTION.........................................................32

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................34

DESCRIPTION OF SECURITIES....................................................35

NEVADA BUSINESS COMBINATION PROVISIONS.......................................35

INDEMNIFICATION OF DIRECTORS AND OFFICERS....................................36

WHERE YOU CAN FIND MORE INFORMATION..........................................37

TRANSFER AGENT...............................................................37

LEGAL MATTERS................................................................37

EXPERTS......................................................................37

INDEX TO FINANCIAL STATEMENTS...............................................F-1

                                     SUMMARY


         The information below is only a summary of more detailed information included in other sections of this prospectus. The other information is important, so please read the entire prospectus carefully.

                                ABOUT OUR COMPANY

         We are in the process of developing an automated network of Internet pay phone terminals with video advertising displays, through our wholly owned subdsidiary WebCenter Technologies, Inc. We have developed the plans for a managed network to provide telecommunications, business, and e-commerce services via these terminals. The services we intend to provide include communication services such as telephone, e-mail, and facsimile; and business services such as copy and print; and e-commerce services, including advertising, shopping, and bill paying.

         We began operations in San Francisco International Airport effective June 1, 2001. We are receiving revenue from this operation. The report of our auditors on our audited financial statements contains an explanatory paragraph, which raises substantial doubt about our ability to continue as a going concern. This going concern exception to the auditors' report highlights our need to actively pursue new debt and/or equity financing in order to continue operations and achieve our goals. If we do not acquire significant additional funding within the next 12 months, we may not achieve our current business strategy, which could force us to restructure or could result in our ceasing operations.

         We previously raised $1,360,000 in funding to maintain our current stage of development. We have negotiated an equipment lease for $1,600,000 to fund the cost of equipment for our Network Operations Center, and the installation of 125 terminals in San Francisco and Los Angeles airports. We are in the process of seeking additional funding of $2,000,000 in the form of equity, leasing, or debt, for additional expansion, and the acquisition, networking, deployment, and marketing of additional terminals.


         We deployed our first 70 terminals in June 2001, and expect an additional deployment of 50 terminals will be completed July 2001 with the $2,000,000 of additional funding covering additional deployments over the next twelve months.

                          HOW OUR COMPANY IS ORGANIZED

         We were incorporated in Nevada in September, 1983 under the name Quintonix, Inc. In March, 1989 we changed our name to ICOA, Inc. On February 15, 1999 we created WebCenter Technologies, Inc., a Nevada corporation and our wholly-owned subsidiary.

                              WHERE YOU CAN FIND US

         We are located at 111 Airport Road, Warwick, RI 02889. Our telephone number is (401) 739-9205, our facsimile number is (401) 739-9215, our e-mail address is info@icoacorp.com, and our homepage on the world-wide web is at http://www.icoacorp.com.

                                      -2-
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                                  THE OFFERING

Common stock offered by ICOA, Inc............................    No shares
Common stock offered by the selling stockholder pursuant to
previously purchased securities..............................    62,857,146 shares
Common stock to be outstanding after this offering...........    112,633,945 shares (1)
Use of proceeds..............................................    We will not receive any part of the proceeds from
                                                                 the sales of the shares of our common stock.
OTC Bulletin Board Trading Symbol............................    ICOA

(1) This information is based on 49,776,799 shares outstanding at June 15, 2001.

         On May 14, 2001 we sold a $400,000 face value 9% convertible note, under a subscription agreement between us and Laurus Master Fund, Ltd. On June 13, 2001 we sold a second $400,000 face value 9% convertible note, under a subscription agreement between us and Laurus Master Fund, Ltd.


                             SELECTED FINANCIAL DATA

         The following summary of our financial information has been derived from our financial statements that are included in this prospectus. The information for the three months ended March 31, 2001 and 2000 and the years ended December 31, 2001 and 2000 is derived from our audited financial statements. See "Financial Statements" and "Management's Discussion and Analysis or Plan of Operation".

----------------------------------- -------------------------------------- ---------------------------------------
                                    For the Three Months Ended              For the Fiscal Years ended
                                                  March 31,                       December  31,
----------------------------------- ------------------ ------------------- ------------------- -------------------
                                          2001                2000                2000                1999
----------------------------------- ------------------ ------------------- ------------------- -------------------
Revenues                            $              -   $              -    $             -     $              -
----------------------------------- ------------------ ------------------- ------------------- -------------------
Operating expenses                  $        145,833   $        153,283    $       777,718     $        485,989
----------------------------------- ------------------ ------------------- ------------------- -------------------
Net (loss)                          $       (239,915)  $       (159,189)   $    (1,340,655)    $       (630,327)
----------------------------------- ------------------ ------------------- ------------------- -------------------
Net (loss) per share                $          (0.01)  $          (0.00)   $         (0.04)    $          (0.02)
----------------------------------- ------------------ ------------------- ------------------- -------------------

----------------------------------- ------------------ ------------------- ------------------- -------------------
Working Capital (deficit)           $       (385,475)  $       (346,466)   $      (259,004)    $       (389,771)
----------------------------------- ------------------ ------------------- ------------------- -------------------
Total assets                        $        188,174   $         150,159   $       176,821     $         94,480
----------------------------------- ------------------ ------------------- ------------------- -------------------
Current liabilities                 $        553,674   $         480,167   $       422,407     $        472,702
----------------------------------- ------------------ ------------------- ------------------- -------------------
Stockholders' (deficit)             $       (925,500)  $       (330,008)   $      (745,586)    $       (378,222)
----------------------------------- ------------------ ------------------- ------------------- -------------------
Convertible   Debentures  (net  of  $        560,000   $              -    $       500,000     $              -
conversion benefit)
----------------------------------- ------------------ ------------------- ------------------- -------------------
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                                      -3-

                                  RISK FACTORS

         An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

                         RISKS RELATED TO THIS OFFERING
                         ------------------------------

WE HAVE 94,805,398 SHARES OF COMMON STOCK RESERVED FOR FURTHER ISSUANCES WHICH CAN SUBSTANTIALLY DILUTE THE VALUE OF YOUR ICOA COMMON STOCK

         The issuance of reserved shares would dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock. As of June 15, 2001, we had 87,305,398 shares of common stock reserved for possible future issuances upon conversion of warrants and notes. In addition, we have reserved an aggregate of 7,500,000 shares of common stock for issuance to employees, officers, directors and consultants pursuant to, and contingent upon the approval by our stockholders of, our 2000 Stock Option Plan. See "2000 Stock Option Plan".

RESTRICTIONS IN OUR CURRENT FINANCING ARRANGEMENTS NEGATIVELY AFFECT RAISING ADDITIONAL FUNDS

         The subscription agreements signed in connection with the August 2000 and May 2001 offerings contain restrictions on future financing, which could have a materially adverse effect on our ability to raise the needed additional funds. Until June 13, 2003, without the consent of the selling stockholder, we are restricted from issuing any equity, convertible debt or other securities which are or could be, by conversion or registration, free-trading securities. For 120 days after April 5, 2001, if we intend to sell shares in a financing, we are generally required to give certain investors a right of first refusal to purchase a number of shares, on the same terms, and in the same proportion as the investor purchased our notes, except for the May 2001 and the June 2001 offerings.

THE DILUTION EFFECT OF THE SHARES ISSUABLE PURSUANT TO THE AUGUST 2000, MAY 2001 AND JUNE 2001 OFFERINGS (SEE "DILUTION")

         As of June 15, 2001, assuming full conversion or exercise of the securities issued in connection with the August 2000, May 2001 and June 2001 offerings, and assuming the warrants issuable in relation to the securities issued pursuant to the August 2000 offering were issued and fully exercised, 87,305,398 shares of our common stock would be issuable, representing 175% of our currently outstanding common stock. These issuances, if made in their entirety, would result in your common stock being diluted by approximately 56%.

         The conversion rates of the August 2000 notes, the May 2001 note and the June 2001 note are based on a floating rate at a discount to the market price of our common stock at the time that such notes are converted. In addition, the number of warrants issuable in connection with the August 2000 financing depends on the number of shares of common stock issuable upon conversion of the notes issued in connection with the August 2000 financing. Accordingly, we cannot determine the ultimate number of shares of common stock that we will issue upon conversion of the notes issued in connection with the August 2000, May 2001 or June 2001 offerings and upon exercise of the May 2001 warrant, the June 2001 warrant or the warrants issuable in connection with the August 2000 offering.

CONVERSION AND SALES OF SHARES COULD DEPRESS THE PRICE OR OUR COMMON STOCK

         Because of the conversion features in the notes issued in relation to the August 2000, the May 2001 and the June 2001 offerings, and the terms upon which warrants will be issued in connection with the August 2000 offering, the note holders will receive a greater number of shares of common stock upon conversion if our common stock price decreases. If the note holders convert their notes or exercise their warrants and then sell our common stock, the common stock price may decrease due to the additional shares in the market. This could allow the note holders to convert their remaining notes into greater amounts of common stock, the sales of which would further depress the stock price.

         The significant downward pressure on the price of the common stock could encourage short sales, if short sales of our stock were permitted, and consequently place further downward pressure on the price of our common stock.

THE LOWER THE PRICE OF OUR COMMON STOCK, THE MORE SHARES OF COMMON STOCK WILL BE ISSUABLE IN THE FORM OF INTEREST PAYMENTS

         The notes issued in connection with each of the August 2000, May 2001 and June 2001 offerings bear interest at an annual rate of 9% and the interest is payable in cash or in shares of our common stock. Consequently, the lower the price of our common stock, the more shares will be issuable in the form of interest payments. As of June 15, 2001, the notes issued in the amount of $960,000 in connection with the August 2000 and May 2001 financings have accrued $22,165 in interest. No interest has yet accrued on the note issued in connection with the June 2001 offering.

THE 9.99% LIMITATION MAY BE WAIVED BY THE INVESTORS AND MAY RESULT IN A CHANGE OF CONTROL

         The subscription agreements signed in the May 2001 and June 2001 offerings provide that the investor may not convert its securities into our common stock if it would result in the investor beneficially owning more than 9.99% of our common stock. The warrants issued in connection with the May 2001 and June 2001 offerings contain a similar provision.

         However, in any case above the investor may waive the 9.99% provision upon 75 days prior notice to us. Upon such a waiver, there is no upper limit on the number of shares of our common stock issuable upon conversion of the notes and/or exercise of warrants issued in connection with the May 2001 offering or the June 2001 offering, which may result in a change of control of ICOA.

         Additionally, although the subscription agreements signed and the warrants issued in the May 2001 offering and the June 2001 offering provide that the investor may not convert its securities into our common stock if it would result in the investor beneficially owning more than 9.99% of our common stock, this restriction does not prevent the investor from converting some of its notes and/or exercising some of its warrants, selling some of the underlying common stock, and then converting more of its notes and/or exercising more of its warrants until it ultimately converts and/or exercises its entire holdings. In this way, an individual investor could sell more than 9.99% without ever holding more than 9.99% of our outstanding common stock.

OUR DEFAULT ON THE PAYMENT OF NOTES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS, OR FINANCIAL CONDITION

         On August 28, 2000 we issued $500,000 worth of convertible notes to certain investors, and on February 8, 2001, one of the investors purchased a put note in the amount of $60,000. All principal and interest due on the outstanding notes becomes immediately due and payable three years from the date of issuance of each note issued in connection with the August 2000 offering, or earlier in the event of a default.

         On May 14, 2001 we issued a $400,000 face value convertible note to an investor. All principal and interest due on such note becomes immediately due and payable May 14, 2003, or earlier in the event of a default.

         On June 13, 2001 we issued a $400,000 face value convertible note to an investor. All principal and interest due on such note becomes immediately due and payable June 13, 2003, or earlier in the event of a default.

         Events of default under the August 2000, May 2001 and June 2001 offerings include:

         o a breach by us of any material covenant or term or condition of the notes issued in connection with the offerings;

         o a breach by us of any material representation or warranty made in the subscription agreements signed in the offerings, or in any agreements made in connection therewith;

         o we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us;

         o any form of bankruptcy or insolvency proceeding is instituted by or against us;

         o we do not comply with the conditions for listing on a principal market; and

         o        our common stock is delisted from a principal market.

         If we default on the notes issued in connection with the August 2000, May 2001 or June 2001 offerings, we will be required to pay the principal of the notes and any interest accrued. The cash required to pay such amounts will most likely come out of our working capital. Since we rely on our working capital for our day to day operations, such a default on the notes could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk. See "Management's Discussion and Analysis or Plan of Operations".

IF WE DO NOT ISSUE TO THE INVESTORS THE SHARES OF COMMON STOCK UPON CONVERSION OF THE NOTES WITHIN A LIMITED AMOUNT OF TIME, WE WILL BE REQUIRED TO PAY A PENALTY

         In the event that we are unable to issue the shares of common stock within five business days of when a note, issued pursuant to the August 2000, May 2001 or June 2001 offerings, is convertible, then at the note holder's election, we must pay to the note holder a sum of money determined by multiplying the principal of the note not convertible by 130%, together with accrued but unpaid interest on the note; for example, if we do not issue shares of common stock, in a timely manner, upon conversion of $1,360,000 in notes, we will be required to pay a penalty of up to $408,000, in the aggregate.

IF WE DO NOT PAY THE PRINCIPAL OR INTEREST DUE ON THE NOTES, THE INTEREST RATE WILL INCREASE FROM 9% TO 15% PER ANNUM

         In the event that we do not pay the principal or interest on the notes issued in connection with the August 2000, May 2001 or June 2001 offerings within 10 days of such amount becoming due, the interest rate will increase from 9% to 15%; for example, principal and interest due and not paid on $1,360,000 in notes will result in a payment of $204,000 per year instead of $122,400 per year.

OUR CURRENT FINANCING ARRANGEMENTS COULD PREVENT OUR COMMON STOCK FROM BEING LISTED ON NASDAQ OR OTHER PRINCIPAL MARKETS

         Nasdaq and other principal markets require that, to be eligible for inclusion in the stock market, a company's common stock have a minimum bid price per share of common stock. The characteristic of our financing is to exert downward pressure on the bid price of our common stock which may prevent our common stock from being listed on Nasdaq or other principal markets; for example:

         o the conversion feature of the notes issued and issuable in our current financing arrangements, and the terms upon which related warrants will be issued, will result in the note holders receiving a greater number of shares of common stock upon conversion if our common stock price decreases;

         o if the selling stockholder or the investors in the August 2000 financing convert their notes or exercise their warrants and then sell our common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling stockholder or the investor in the August 2000 financing to convert their remaining notes into greater amounts of common stock, the sales of which would further depress the stock price.

         Additionally, Nasdaq and other principal markets require companies to re-apply for initial inclusion and satisfy all initial inclusion requirements if there is a change in control which may be deemed a merger and consolidation. The conversion of the notes issued and issuable, and the related warrants, may trigger this provision as the conversion feature of the notes and the exercise of the warrants may be deemed to result in a change of control. See "Dilution." Consequently, assuming that we meet the other listing requirements, and our common stock were to be listed on Nasdaq, or another principal market, if the conversion of the notes and the exercise of the warrants results in a change of control, we may be required to re-apply for initial inclusion and satisfy all initial inclusion requirements.

                          RISKS RELATED TO OUR BUSINESS
                          -----------------------------

WITHOUT ADDITIONAL FUNDS WE MAY NOT ACHIEVE OUR CURRENT BUSINESS STRATEGY, WHICH COULD FORCE US TO RESTRUCTURE OR COULD RESULT IN OUR CEASING OPERATIONS

         We have recently commenced operations. We need to raise a minimum of $2 million through public or private debt or sale of equity to:

         o        produce additional working terminals;

         o continue expanding our communications services, voice, facsimile, data and electronic publishing network and the service operating center; and

         o develop and implement additional contracts at airports, hotels and retail locations in order to continue placing our terminals in strategic positions.

         Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms.

         If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk. See "Management's Discussion and Analysis or Plan of Operations."

OUR INDEPENDENT AUDITORS HAVE ISSUED A GOING CONCERN OPINION. THIS MAY HURT OUR ABILITY TO RAISE ADDITIONAL FINANCING AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

         The report of our independent auditors on our financial statements for the years ended December 31, 2000 and 1999 contains an explanatory paragraph, which indicates that we have incurred losses and have a working capital deficiency. This report raises substantial doubt about our ability to continue as a going concern. This report is not viewed favorably by analysts or investors and may make it more difficult for us to raise additional debt or equity financing needed to run our business. We urge potential investors to review this report before making a decision to invest in our company.

WE HAVE LOST, AND MAY CONTINUE TO LOSE, MONEY AND IF WE DO NOT ACHIEVE PROFITABILITY WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS

         Through March 31, 2001, we have generated no revenues from operations, have incurred substantial expenses and have sustained losses. We have incurred net losses of $239,915 for the three months ended March 31, 2001 and $1,340,655 for the year ended December 31, 2000. Losses have resulted principally from costs incurred in connection with developing our Internet pay phone terminals and services aimed at developing our business activities and from costs associated with our administrative activities. We cannot be certain if or when we will become profitable.

         We expect to continue incurring significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase as a result of our planned expansion. Since we have not yet completed developing our advertising display, and have no operating history of marketing our services to the public using our terminals, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

WE ARE IN A NEW AND EVOLVING MARKET AND WE CANNOT BE CERTAIN THAT OUR BUSINESS STRATEGY WILL BE SUCCESSFUL

         We have just begun commercial operation of our Internet pay phone terminals, network, and service operations center. Our limited operating history makes an evaluation of our business and prospects very difficult. You must consider our business prospects in light of the risks and difficulties we encounter in the new and rapidly evolving market of telecommunications and e-commerce. These risks and difficulties include, but are not limited to:

         o        An evolving business and marketing model;

         o High capital expenditures associated with development of our terminal, systems and technologies;

         o Lack of sufficient customers, contracted locations, net sales, or cash flow;

         o Lack of widespread acceptance of our services due to unfamiliarity;

         o Difficulties in managing rapid growth in personnel and operations.

         We cannot be certain that our business strategy will be successful or that we will successfully address these risks. Our failure to address any of the risks described above could have a material adverse effect on our business.

WE DON'T KNOW IF OUR INTERNET PAY PHONE TERMINALS WILL BE PROFITABLE

         We have completed the development and deployment of the central network, service operations center, and began deploying the Internet pay phone ("WebCenter3000(TM)") during June 2001.

         Although we have devoted, and continue to devote, significant personnel and financial resources to research and development activities, we cannot assure you that we will successfully complete additional deployments in our planned time frame, that we will be able to continue deployment of the Internet pay phone terminal at the cost forecast in our business plan, that we will be able to place our terminals in strategic locations such as airports, malls, and retail stores, that customers will use the terminals, or that we will receive revenue from advertising. Consequently, we may never realize the full benefits from such research and development activities. Our ability to achieve and sustain profitability depends on our ability to successfully develop and market commercially profitable services.

MANY COMPANIES COULD COMPETE WITH US AND NEGATIVELY AFFECT OUR BUSINESS

         As we introduce our products and services into the market place, we anticipate experiencing significant competition from different sources for our different services. We will compete with companies that offer terminals that provide e-mail and Internet services or pay station terminals with standard phone and fax features. For example, our Internet terminal business may compete with numerous companies, including NetNerU, and CAIS Internet, which have been in the business longer than us. Our potential customers, namely airports, telephone companies, hotels, convention centers, malls, and retail food and drug stores, may also decide to develop their own products or service offerings rather than outsource the services we intend to provide.

         Additionally, the business services we provide may experience competition with companies providing wireless technologies. Since wireless technology is a current trend, and appears to be the "wave of the future", the entire payphone industry, including our company, may be adversely affected by the wireless industry.

         Although we believe that our terminals will be competitive products, we cannot assure you that these or other companies with greater resources than ours might enter the field sooner than we do and negatively affect our business prospects in the market.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY

         Our success depends, to a significant degree, upon the protection of our software, hardware, and other proprietary technology. We intend to apply for copyright, or other forms of protection, for our proprietary technology. There can be no assurance that such applications will be granted, or even if such applications are granted, that others will not develop technologies that are similar or superior to our technology. The steps we intend taking to protect our other proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks, and similar proprietary rights. Additionally, effective trademark, patent, copyright and trade secret protection may not be available in every country in which our products and media will be distributed or made available through the Internet.

         Litigation may be necessary in the future to enforce our proprietary rights, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material negative effect on our business, operating results or financial condition.

         Some of the technology used in our products or services is licensed or leased from third parties, generally on a nonexclusive basis. While the licenses involved are primarily "shrink wrap licenses", that is, licenses available to anyone who purchases publicly available software programs, in the event any of these licenses or leases is terminated or in the event the underlying programs are discontinued, our operations may be materially negatively affected. Replacement of some of the technologies, which we license or lease could be costly and could result in product delays which would materially and negatively affect our operating results.

                        RISKS RELATED TO OUR COMMON STOCK
                        ---------------------------------

OUR STOCK IS THINLY TRADED AND MAY EXPERIENCE PRICE VOLATILITY

         Our common stock currently is quoted on the OTC Bulletin Board. Having previously traded on the National Quotation Bureau "Pink Sheets," the trading volume of our common stock historically has been limited, and there can be no assurance that an active public market for our common stock will be developed or sustained. As a result, once you purchase our common stock it may be difficult to sell the stock. In addition, trading in our securities is subject to the "penny stock" rules (See "Penny stock rules may make buying or selling our common stock difficult"). The trading price of our common stock in the past has been, and in the future could be, subject to wide fluctuations. These fluctuations may be caused by a variety of factors, including the following:

         o        Quarterly variations in our operating results

         o Actual or anticipated announcements of new products or services by us or our competitors

         o        Changes in analysts' estimates of our financial performance.

         The stock market in general also has experienced extreme price and volume fluctuations that have particularly affected the market prices for many rapidly expanding companies and often have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors may adversely affect the market price of our common stock.

QUARTERLY OPERATING RESULTS MAY CAUSE SIGNIFICANT PRICE FLUCTUATIONS IN OUR COMMON STOCK

         Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. At our current level of operations, most of our expenses are relatively fixed. As a result, any shortfall in revenues relative to our expectations could cause a significant decline in our quarterly operating results. If we do not meet the expectations of investors and analysts in a given quarter, our common stock price could decline. Fluctuations in our common stock price may be exaggerated if the trading volume of our common stock is low.

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

         Trading in our securities is subject to the "penny stock" rules. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity.

FUTURE SALES OF SHARES BY GEORGE STROUTHOPOULOS, OUR CHIEF EXECUTIVE OFFICER AND PRESIDENT, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         There are 49,776,799 shares of our common stock outstanding, of which approximately 9,383,033 shares are held beneficially by Mr. Strouthopoulos. Mr. Strouthopoulos will be able to sell these shares in the public markets from time to time, subject to certain limitations on the timing, amount and method of such sales imposed by Securities and Exchange Commission regulations. If Mr. Strouthopoulos were to sell a large number of shares, the market price of our common stock could decline significantly. Moreover, the perception in the public markets that such sales by Mr. Strouthopoulos might occur could also adversely affect the market price of our common stock.

CONTROL BY GEORGE STROUTHOPOULOS COULD PREVENT A CHANGE OF CONTROL OF OUR COMPANY AND MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         George Strouthopoulos owns approximately 18.9% of our common stock. Accordingly, for as long as Mr. Strouthopoulos continues to beneficially own a controlling interest in our common stock, he will be able to exercise a significant amount of influence over our management and operations. This concentration of ownership could have the effect of preventing us from undergoing a change of control in the future and might affect the market price of our common stock.

WE DO NOT EXPECT TO PAY DIVIDENDS AND INVESTORS SHOULD NOT BUY OUR COMMON STOCK EXPECTING TO RECEIVE DIVIDENDS

         We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends.

CERTAIN PROVISIONS OF NEVADA LAW WHICH COULD MAKE A TAKEOVER MORE DIFFICULT COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR DEPRIVE YOU OF A PREMIUM OVER THE MARKET PRICE

         The laws of Nevada (the state in which we are incorporated) contain provisions that would make it more difficult for someone to acquire control of us in a transaction not approved by our board of directors. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors other than the candidates nominated by our board of directors. The existence of these provisions could adversely affect the market price of our common stock.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

         Some of the statements in this prospectus are "forward-looking statements". These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect future events or developments.

                                 USE OF PROCEEDS

         The selling stockholder is selling all of the shares of common stock covered by this prospectus for its own account. Accordingly, we will not receive any of the proceeds from the resale of these shares. We may receive proceeds from the exercise of the warrants. Assuming that the warrants are fully exercised, we will receive $436,800 in proceeds. We expect to use such net proceeds, if any, for general corporate purposes. We paid fund manager's fees in the aggregate amount of $80,000 in connection with the issuance of notes in the aggregate amount of $800,000.

         We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, which will be paid by the selling stockholder.

                        MARKET PRICE OF OUR COMMON STOCK

         Our common stock is quoted on the OTC Bulletin Board under the symbol "ICOA". See "Risk Factors - "Penny stock" rules may make buying or selling our common stock difficult." We were previously listed on the OTC Bulletin Board and were delisted on November 18, 1999 after failing to file reports required under the Securities Act of 1934. We traded on the "Pink Sheets" which is a quotation service operated by the National Quotation Bureau, LLC, a paper quotation medium printed weekly and distributed to brokers/dealers until May 15, 2001 when we were re-listed to the OTC Bulletin Board. The "Pink Sheets" does not impose listing standards or requirements, does not provide automatic trade executions, and does not maintain relationships with quoted issuers. Issuers whose securities are quoted on the "Pink Sheets" may experience a loss of market makers, a lack of readily available "bid" and "asked" prices for their securities, a greater spread between the "bid" and "asked" price for their securities, and a general loss of liquidity in their securities.

         As of June 15, 2001, we had 49,776,799 shares of common stock outstanding held by 760 stockholders of record.

         The following table sets forth the range of high and low bid prices of our common stock for the fiscal quarters of 1998, 1999 and 2000, and for the fiscal quarter ended March 31, 2001. The quotations represent prices between dealers in securities, do not include retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions. The source for these quotations is S & P Comstock on WallStreetCity(R).com by Telescan, Inc.


           Year                      Quarter                          High                       Low
------------------- ---------------------------------- -------------------------- -------------------------
           2001                         1                             .12                       .046
------------------- ---------------------------------- -------------------------- -------------------------
           2000                         4                             .145                      .050
                                        3                             .190                      .060
                                        2                             .190                      .050
                                        1                             .200                      .040
------------------- ---------------------------------- -------------------------- -------------------------
           1999                         4                             .160                      .020
                                        3                             .350                      .081
                                        2                             .875                      .100
                                        1                             .360                      .030
------------------- ---------------------------------- -------------------------- -------------------------
           1998                         4                             .180                      .010
                                        3                             .093                      .010
                                        2                             .187                      .040
                                        1                             .150                      .045

                                    DIVIDENDS

         We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following is our plan of operation for the following 12 months, and should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

         We are in the process of building an automated network of interactive Internet pay stations with advertising displays. The products and services that we intend to offer are described in the "Business" description. We began generating limited revenues in June 2001, and the report of our independent auditors on our financial statements as of December 31, 2000 and December 31, 1999 contains an explanatory paragraph which raises substantial doubt about our ability to continue as a going concern. This going concern exception to the auditors' report highlights our need to actively pursue new debt and/or equity financing in order to continue operations and achieve our goals.

         During the next 12 months, we expect to spend an estimated:

         o $1,600,000 for the initial acquisition and deployment of approximately 150 terminals and the operating network to manage them;

         o an estimated $250,000 to secure the location rights in major airports;

         o approximately $500,000 to manage, operate, and implement these terminals; and

         o an additional $2,000,000 to secure additional locations and to deploy an additional 160 terminals.

         In conjunction with the development effort described above, we will either outsource or construct the network, which will support the Internet pay phone terminals. This network will require servers and co-location facilities, in addition to backup and redundant sites.

         As we develop our business, we expect to employ a yet undetermined number of additional people in accordance with our business plan. However, where appropriate, we intend to outsource functions such as repair, installation, and networking.

         We raised an aggregate of $720,000 (net of expenses) in connection with the May 2001 and June 2001 offerings described below.

         We also raised $450,000 (net of expenses) in connection with the August 2000 offering prior to February 8, 2001. On February 8, 2001, we exercised our option under the subscription agreements signed in the August 2000 offering to require the investors to purchase an additional convertible note in the amount of $60,000, and the investors agreed to waive the applicable conditions.

         We have other notes payable with balances of $302,914 as of December 31, 2000. The notes bear interest at rates ranging between 0% to 7.75%, and are payable on demand.

         We have at times issued shares of our common stock to creditors in lieu of monies, both principal and interest, owing to such creditors, and as compensation for expenses incurred.

         During March and June 2000, we issued convertible redeemable debentures, series A and B, in the aggregate amount of $305,000, and received gross proceeds of $305,000. The debentures bore interest at the rate of 8% and were converted into our shares of common stock at a rate of 75% of the average of the price of our common stock for the three consecutive trading days immediately preceding the date of receipt by us of a notice of conversion. As of May 2000, all of the series A debentures were converted into a total of 3,305,606 shares of common stock, and as of July 2000, all of the series B debentures were converted into a total of 3,000,000 shares of our common stock.

         If we are required to pay our outstanding notes before we have any additional funding, we will not have sufficient working capital to fund our operations. Consequently, we need and hope to raise additional funds in the amount of $2,000,000 through a combination of additional vendor funding and equity or debt financings.

         There can be no assurance, however, that such funds will be available. If we are not successful in raising additional funds, we might be forced to delay, scale back or eliminate certain product and service development programs or cease operations altogether. See "Risk Factor - -We require additional funds to achieve our current business strategy."

                              THE MAY 2001 OFFERING

         The agreements and instruments relating to the rights and obligations of the securities issued in the May 2001 and June 2001 offerings are filed as exhibits to the registration statement, of which this prospectus forms a part. We urge you to read them in their entirety.

         On May 14, 2001, under the terms of a subscription agreement between us and the investor we sold a 9% convertible note with a face value of $400,000.

         On June 13, 2001, under the terms of a subscription agreement between us and the investor we sold a second 9% convertible note with a face value of $400,000.

THE TERMS OF THE NOTES INCLUDE:

         o        maturity date of two years from the date of issuance;

         o conversion price of the note in the principal amount of $400,000 is the lower of:

         o $.048 in the case of the May 2001 note, $.025 in the case of the June 2001 note, or

         o 70% of the average of the three lowest closing bid prices for our common stock for the 60 trading days preceding the conversion date;

         o as of June 15, 2001, the conversion price for the May note was $0.048, and the conversion price for the June 2001 note was $0.025, which prices are below the market price of our common stock;

         o        interest is payable on the notes at an annual rate of 9%;
                  however, if we do not pay the principal or interest on the notes within 10 days of such amount becoming due, the interest rate will increase from 9% to 15%;

         o the note holder has the right to convert the interest due under the notes into shares of our common stock;

         o if we are unable to issue the shares of common stock within five business days of when a note is convertible, then we must pay a late fee of $100 per business day after the date when the converted note shares were required to have been issued, for each $10,000 in principal amount of the note being converted and, at the note holder's election, we must also pay to the note holder a sum of money determined by multiplying the principal of the notes not convertible as a result of such failure by 130%, together with accrued but unpaid interest on the notes; for example, if we do not issue shares of common stock, in a timely manner, upon a full conversion of the $800,000 of notes, we could be required to pay a penalty of $1,040,000, in the aggregate;

         o if we do not deliver the shares of common stock to the holder upon a note holder's conversion of a note, the note holder may purchase such number of shares in the open market, or otherwise, in order to satisfy a sale by the note holder; we will then be required to pay to the note holder the amount in cash by which the note holder's total purchase price of the shares exceeds the aggregate principal amount of the note, plus interest; for example, if the note holder purchases shares having a purchase price of $11,000 to cover shares to be sold with respect to an attempted conversion of $10,000 of principal and/or interest, we will be required to pay the note holder $1,000 plus interest;

         o we may not refuse to honor a conversion of a note holder on the grounds that the note holder, or its affiliates or associates, violated the law, unless a court order preventing the conversion has been obtained, and we have posted a surety bond for the benefit of the note holder in the amount of 130% of the amount of the note;

         o we may not pay off a note prior to the maturity date without the consent of the note holder;

         o the notes have adjustment provisions for standard dilution events including stock splits, stock dividends and similar transactions;

         o all principal and interest due on the outstanding May 2001 note become immediately due and payable on May 14, 2003, or earlier in the event of a default;

         o all principal and interest due on the outstanding June 2001 note become immediately due and payable on June 13, 2003, or earlier in the event of a default.

EVENTS OF DEFAULT INCLUDE:

         o the registration statement, of which this prospectus is a part, is not declared effective on or before August 20, 2001;

         o a breach by us of any material covenant or term or condition of the notes;

         o a breach by us of any material representation or warranty made in the subscription agreements, or in any agreements made in connection therewith;

         o we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us;

         o any form of bankruptcy or insolvency proceeding is instituted by or against us; and

         o our common stock is delisted from, or we do not comply with the conditions for listing on, a principal market.

THE WARRANT

         o We issued warrants to purchase up to 8,000,000 shares of our common stock.

         o The May 2001 warrant is exercisable at an exercise price equal to $.072 per share of our common stock and the June 2001 warrant is exercisable at an exercise price equal to $.0372 per share of our common stock.

         o The warrants have a term of five years, expiring May 14, 2006 and June 13, 2006, respectively.

         o The warrants have adjustment provisions for standard dilution events including stock splits, stock dividends and similar transactions.

REGISTRATION RIGHTS

         Under the terms of the subscription agreements, we are required to file a registration statement registering for resale at least 150% of the shares of our common stock which would be issuable upon conversion of the notes, and such shares must be reserved and set aside solely for the benefit of the note holder.

RESTRICTION ON FUTURE FINANCING

         Until the passage of the later of (a) 180 days after the effectiveness of the registration statement of which this prospectus is a part, and (b) June 13, 2003, we are restricted from issuing any equity, convertible debt or other securities which are or could be, by conversion or registration, free-trading securities, except for the following issuances, among others:

         o equity or debt issued in connection with us acquiring a business or assets;

         o stock issued in connection with us establishing a joint venture, a partnership or creating a licensing arrangement; or

         o stock or stock options granted to our employees or directors pursuant to a plan which has been approved by our shareholders.

LIMITATION ON THE INVESTORS' OWNERSHIP OF OUR SHARES

         We cannot require the selling stockholder to convert the notes, in full or in part, into shares of our common stock, or exercise its warrants, in full or in part, if it would result in it owning more than 9.99% of all of our common stock, as would be outstanding on that purchase date, conversion date or exercise date, when aggregated with all other shares of common stock then owned by the selling stockholder beneficially or deemed beneficially owned by such selling stockholder, including shares of common stock into which such notes are convertible or into which such warrants are exercisable, as determined in accordance with Section 16 of the Exchange Act.

         However, the selling stockholder may waive the conversion and/or exercise limitations after giving us 75 days prior notice. Additionally, this restriction does not prevent the selling stockholder from converting its notes in whole or in part, or exercising its warrants in whole or in part, and selling some of its holdings, and then converting such notes or exercising such warrants into additional shares. In this manner, the selling stockholder could sell more than 9.99% of our common stock, while never holding more than this limit.

FUND MANAGER'S FEES

         On May 14, 2001, at the closing of the May 2001 offering, we paid the following fund manager's fees: $40,000, which is 10% of the aggregate purchase amount of the May 2001 note and May 2001 warrant. This fund manager's fee was paid to Laurus Capital Management, L.L.C., which is the fund manager of the investor. In addition, we agreed to pay fund manager's fees of 10% of actual cash proceeds from the exercise of the May 2001 warrant.

         On June 13, 2001, at the closing of the June 2001 offering, we paid the following fund manager's fees: $40,000, which is 10% of the aggregate purchase amount of the June 2001 note and the June 2001 warrant. This fund manager's fee was paid to Laurus Capital Management, L.L.C., which is the fund manager of the investor. In addition, we agreed to pay fund manager's fees of 10% of actual cash proceeds from the exercise of the June 2001 warrant.

         Failure to pay the fund manager's fees constitutes an event of default under the notes. This default would result in all principal and interest due on the outstanding notes becoming immediately due and payable.

REASONS FOR OUR ACCEPTING THE FINANCING

         At the times our board of directors approved the May 14, 2001 and June 13, 2001 financings, there were no other viable funding solutions readily available to us. The stock market had within previous months experienced significant volatility, and this, coupled with the fact that we had not yet been relisted on the OTC bulletin board, kept many other investors from committing funds until we were re-listed. In light of the market conditions, and lacking any other credible sources, our board accepted the financing in spite of the potentially adverse effects of the financing.

                                    DILUTION

         As of June 15, 2001, we had issued and outstanding 49,776,799 shares of common stock. At that date, there were an additional 94,805,398 shares of common stock subject to possible future issuances.

         The existence of the notes and warrants issued to the selling stockholder pursuant to the subscription agreements signed in the May 2001 and June 2001 offerings, and notes issued to investors in connection with the August 2000 offering, and warrants issuable in connection therewith, may adversely affect the terms on which we may obtain additional equity financing. Moreover, the holders are likely to exercise their rights to acquire common stock at a time when we would otherwise be able to obtain capital with more favorable terms than we could obtain through the exercise of such securities.

DILUTION EFFECTS OF THE SECURITIES UNDERLYING THE SUBSCRIPTION AGREEMENTS

The following table represents the number of shares of our common stock issuable upon conversion of notes issued and the percentage of our outstanding shares such number of shares would represent, assuming $1,360,000 in notes are fully converted, and assuming the purchase price is 0%, 25%, 50% and 75%, respectively, discounted from the current trading price of our common stock. For purposes of this table, we are assuming that the average conversion rate of the notes is $.0388 (as of June 15, 2001). The conversion of notes and/or exercise of warrants may result in a change of control of ICOA.

                     Purchase price    % of our    Purchase price % of our    Purchase price   % of our    Purchase price % of our
                     of $.0337         outstanding of $.0253      outstanding of $.0169        outstanding of $.0084     outstanding
                     (discount value   common      (discount      common      (discount value  common      (discount       common
Name of Investor     of 0%)            stock       value of 25%)  stock       of 50%)          stock       value of 75%)    stock
----------------     ------            -----       -------------  -----       -------          -----       -------          -----
Keshet L.P.          7,270,030         8.0%        9,693,373      9.3%        14,540,059        10.9%      29,080,119       13.4%

Libra Finance,
S.A.                   797,626         .9%         1,063,501      1.0%         1,595,252        1.2%        3,190,504        1.5%

Nesher Ltd.          5,934,718         6.5%        7,912,957      7.6%        11,869,436        8.9%       23,738,872       10.9%

Talbiya B.
Investments, Inc.    2,902,670         3.2%        3,870,227      3.7%         5,805,341        4.4%       11,610,683       5.3%

Tusk
Investments, Inc.    1,706,231         1.9%        2,274,975      2.2%         3,412,463        2.6%        6,824,926       3.1%

Laurus Fund          31,738,872        35.0%      39,651,830      37.8%       55,477,745        41.7%     102,955,490      47.3%

                                      -18-

The following table represents the conversions that investors have made through June 15, 2001.

--------------------- ------------------ ------------------- ------------------ ------------------- --------------------
Name of Note Holder   Original           Amount              Interest           Number of           Avg. Rate of
                      Note ($)           Coverted ($)        Converted ($)      Shares Issued       Conversion ($)
--------------------- ------------------ ------------------- ------------------ ------------------- --------------------
Keshet L.P.                    $245,000            $163,900            $10,337           5,061,022              $0.0344
--------------------- ------------------ ------------------- ------------------ ------------------- --------------------
Talbiya B.                       57,000              46,300              2,559           1,272,414               0.0384
Investments
--------------------- ------------------ ------------------- ------------------ ------------------- --------------------
Nesher Ltd.                      57,500              10,250                677             358,899               0.0304
--------------------- ------------------ ------------------- ------------------ ------------------- --------------------
Tusk                            200,000              50,000              3,400           1,859,413               0.0287
--------------------- ------------------ ------------------- ------------------ ------------------- --------------------

                             BUSINESS - OUR COMPANY

                                    OVERVIEW

         We were incorporated in Nevada in September 1983 under the name Quintonix, Inc. In March 1989 we changed our name to ICOA, Inc. On February 15, 1999 we formed WebCenter Technologies, Inc., a Nevada corporation, which is our wholly-owned subsidiary. From 1993 through 1998 we were inactive.

         In January 1998, we began to focus on a strategy of developing and deploying an Internet pay phone terminal network. During the past 2 years, we have spent 80% of our time on research and development. We have developed and are implementing the plans for a managed network to provide telecommunications, business and e-commerce services via terminals. The services we intend to provide include:

         o communication services such as: telephone, e-mail, and facsimile;

         o        business services such as: copy and print; and

         o e-commerce services, including advertising, shopping, and bill paying.

         Through March 31, 2001, we have generated no revenues from operations, have incurred substantial expenses and have sustained losses. We have incurred net losses of $239,915 for the three months ended March 31, 2001 and $1,340,655 for the year ended December 31, 2000. Losses have resulted principally from costs incurred in connection with developing our Internet pay phone terminals and services aimed at developing our business activities and from costs associated with our administrative activities. The report of our auditors on our audited financial statements for the years ended December 31, 2000 and 1999 contain an explanatory paragraph which raises substantial doubt about our ability to continue as a going concern. This going concern exception to the auditors' report, which is not viewed favorably by analysts or investors, may make it more difficult to actively pursue new debt and/or equity financing in order to continue operations and achieve our goals.


                            OUR PRODUCTS AND SERVICES

         We intend to place, own, and operate terminals in strategic, high traffic areas, so we can reach consumers and earn revenue by offering services from the following three categories:

TELECOMMUNICATIONS SERVICES

         o        Internet and e-mail access

         o        Local and long distance phone calls

         o Laptop, palm and wireless connectivity fax - send and receive (real time or forward)

BUSINESS SERVICES

         o        Copy original documents

         o Print (from laptop or other enabled portable device, documents, Internet pages, or e-mail attachments)

E-COMMERCE SERVICES

         o        Passive advertising from attract mode

         o        Sponsorships of portal and directory services

         o        Banner advertising

         o        Click-through referrals for web site visits

         o        Online retail sales

         o        Bill payment

         We intend to sell both telecommunication and business services directly to the consumer. We also intend to introduce a passive advertising medium from which we expect to derive advertising revenues based on exposures.

         We intend to package content with support from strategic partners, sponsors, service affiliates and third party content providers. Pages that we develop will enable us to earn additional revenue from special relationships for referral, click-through, transactional, and fulfillment activities, as well as provide additional screen space for advertisement placements.

         We intend to engage in referral or affiliate programs from which we expect to earn substantial commissions for both delivering customers and managing transactions: such as providing reservations (airline, hotel, car rental, and restaurant), printing maps, and issuing tickets.

         As of the date of this prospectus, we are negotiating with various entities in connection with advertising on our terminals, and the providing of content for the users of our terminals, and have negotiated agreements with location providers that have sites that meet our traffic count criteria.

         In July and October 1998, we entered into licensing and distribution agreements with a Hawaiian company in order to create markets for our products throughout the Pacific Rim. These agreements by their terms terminated during 1999 because:

         o the contracting entity wanted to purchase our terminals but was unable to raise the necessary funds; and

         o we had granted the contracting entity the exclusive rights and license to market, sell, operate and distribute the terminals in Japan, and the licensee had failed to pay the license fee.

         We had expected to derive revenue of approximately $9,000,000 from one of these agreements, but the agreements terminated before we derived any revenue from either of the agreements.

         Additionally, we expected a company to place an order to purchase our WebCenter, and we expected to have the WebCenter developed and marketed in July 1999. However, the order was never placed, and the plans for the product have been completed, but it has not yet been developed. Consequently, we have derived no revenue from this product. Also, our previous disclosure was inaccurate in that we currently do not have any orders for the placement of our terminals in the United States nor offshore.

         We have previously disclosed that we were trying to expand our market share by pursuing an acquisition strategy, and have invested in other companies that specialize in the distribution of information via telecommunications public access terminals. We did not ultimately make these investments, instead we formed a subsidiary, GoFax, which specialized in the distribution of information via telecommunications public access terminals. Since we dissolved GoFax in 1998, we have not pursued this strategy.

                 DEVELOPMENT OF OUR INTERNET PAY PHONE TERMINALS

         In developing the architecture for our terminals, we identified those components we believe will best meet the demands placed on our terminals in a public environment. We do not manufacture terminals ourselves, and are outsourcing their manufacture to third-party manufacturers. We have contracted with a manufacturer whose product meets our needs. In May 2001, we reached agreement with Superior Telefax Communications, the designated vendor for Internet pay fax terminals at both San Francisco and Los Angeles International airports, to install and manage up to 125 of our WebCenter 3000TM Internet pay fax terminals. The first 70 units were installed in late May and went live in early June 2001. We will complete installation of the next 55 units by late June or early July 2001. Terminals are ordered only for previously identified and secured locations. Shipments of the terminals are directly from the manufacturer to the site location, or to a subcontractor who will also be responsible for installing and setting up the terminals.

                           OUR TECHNOLOGY AND NETWORK

         The initial design of our automated network has been completed. We implemented the network simultaneously with deployment of the first 70 terminals at San Francisco International Airport. Our approach is to develop and have manufactured Internet pay phone terminals with full communications and multi-media capability. Very little in the way of application programming resides on the terminal. Our expectation is that this "thin client" concept will permit future growth of services and enhancement of offerings at minimal cost. These updates are distributed to the terminals from our network operations center.

         Using "shrink-wrap" software, we intend customizing our Internet pay phone terminals to include communications services such as: telephone, e-mail, and facsimile; business services such as: copy and print; and Internet-commerce services including: advertising, shopping, and bill paying. Our architecture has been designed to support features such as: audio and video; as well as future enhancements like voice recognition.

         The network to manage the terminals is co-located in an outsourced facility designed for this purpose. These facilities commonly have the necessary redundancy and back up services we will require to minimize down time of our terminals and network. The day to day management of the network is outsourced to a company specializing in such co-location and management. As of the date of this prospectus, we have entered into an agreement with a co-location and management company with a national presence.

         Our first deployment of terminals is in San Francisco International Airport, and Los Angeles International Airport. This regional deployment allows us to concentrate on overcoming any technical obstacles we encounter. We ultimately expect to install the terminals and the network on a nationwide basis. The terminals areconnected to the co-located network servers via high speed Internet access lines leased through various carriers who specialize in this type of service. In May 2001 we contracted with a national carrier for these services.

         Since our terminals are connected to our network 24 hours a day, seven days a week, all transactions that take place are recorded at the network level. Payment for the services provided may be made via credit card, debit card, pre-paid calling cards issued through us, and eventually, cash accepted at the terminal. Once the terminals are equipped with bill acceptors, we expect that cash will be collected at normal service intervals by personnel assigned to replace consumables on the terminals. Credit card, debit card, and pre-paid calling cards will be settled through the network every day. The software to accomplish this has been obtained from the clearing house designated as our vendor, and is installed and operational.

                                  OUR STRATEGY

         Our deployment strategy is to capture the priority placements: airports (especially in the pay phone banks), convention centers and the hotels that surround these venues. We are primarily targeting business travelers and "consumers on the go." Further deployment will target major retail locations and their affinity programs. As of the date of this prospectus, we have agreements in place for two airport locations.

         Beyond the basic services contemplated, our strategy is to leverage these locations by publishing and packaging both local and national information as well as transactional services deemed useful to their targeted audiences. We expect that these e-commerce services will include affinity programs, pre-paid telephone service, travel arrangements (airline ticketing, hotel and rental car reservations, detailed maps, directories, etc.), shopping opportunities, bill paying, money transfer and other electronic banking activities, as well as universal messaging store and forward services.

                       ANTICIPATED REVENUES AND MARKETING

         We are in the deployment stage of our pay station terminal business and currently have little history with regard to revenues.

         We have developed a multi-faceted marketing plan to facilitate the following objectives:

         o        acquire and retain strategic locations

         o        forge synergy partnerships with suppliers and location hosts

         o        attract and satisfy targeted users

         o        stimulate repeat usage and loyalty

         o        secure advertising and e-commerce sponsorship

         o        promote specialized services and unique features

         o        create industry awareness

         We plan to acquire strategic locations for our pay station terminals through an in-house sales and marketing department and a network of independent contractors working on a commission basis. As of the date of this prospectus, we have 2 employees involved in potential sales.

         Since we intend to own all of our terminals, our initial marketing strategy will focus on attracting potential users to try our services. Our initial efforts will include attract mode advertising on the terminal housing and screens. This strategy will focus on catching the eye of the potential user and inviting the user to use the terminal through a free service promotion. As more terminals are placed in locations, we hope to begin a print media advertising campaign designed to raise awareness of the services and the brand identity of the WebCenter3000(TM) terminal. These efforts will be in the region of the terminal locations until we have installed sufficient terminals to warrant a national advertising campaign.

MARKETING TO LOCATIONS

         We are currently negotiating with various additional airports, convention centers, and hotel and retail chains for placement of our terminals. As of the date of this prospectus we have not entered into any agreements with such entities beyond the first two airports.

         As we secure each new airport or convention center, we will concentrate local marketing efforts on the surrounding hotels. Concurrently, we will initiate placement campaigns to retail drug and food chains, as well as malls to provide hosting services for affinity programs and a complimentary e-commerce platform.

         We will offer location hosts the option to create customized content and targeted presentations to reach their customers and enhance relationship marketing efforts.

MARKETING TO END-USERS

         Our approach to attracting new users and stimulating repeat business is to strategically locate the terminals in high traffic areas in front of captive audiences, and use the display screen to motivate usage by offering low-cost services and free incentives. Rewards for continued usage, sweepstakes, give-aways, coupons, discounted merchandise, free maps and concierge services (i.e. restaurant locations, reservations, etc.) are some of the strategies we may employ to attract and retain customers.

ADVERTISING, PUBLICITY, TRADE SHOWS AND PROMOTIONS

         We have developed a "marketing communications action plan" that identifies a combination of programs including a selective print advertising campaign, interviews and articles in key trade publications, and press management to deliver our message to prospects.

         We plan to exhibit at industry trade shows including those for airports, lodging, and convention industries. We also expect to develop and schedule promotional events for specific local markets to leverage ongoing installations.

                             ANTICIPATED COMPETITION

         With the introduction of our products and services into the market place, we anticipate experiencing significant competition from various sources. We will be competing with companies that offer terminals that provide e-mail and Internet services or pay station terminals with standard phone and fax features. For example, our Internet terminal business may compete with numerous companies, including NetNerU, and CAIS Internet, which have been in business longer than us. Our potential location providers, namely airports, telephone companies, hotels, convention centers, malls, and retail food and drug stores, may also decide to develop their own products or service offerings rather than outsource the services we intend to provide.

         The business services we intend to provide may experience competition from companies employing wireless technologies. However, we expect our terminals to offer a synergy with this advancing technology and actually complement its future growth. We expect our terminals to be equipped with connection points, including infrared, network, and phone connection ports. These connections will allow users of handheld wireless devices to download through our network, or print out what they have generated or received. Also, we expect that our terminal locations may be connected via wireless, and as such, permit us to partner with various providers of wireless services to reach customers and provide various services. Failure to adapt our business to expanding wireless technology could subject us to significant competitive pressures, which would adversely affect our results.

         Below, is a brief overview highlighting several competitive products and companies, with actual services offered as of the date of this prospectus as far as we are aware (except for our services which are planned). The competitors vary widely, from manufacturers of competitive units selling to owner operators to companies vying for prime locations and operating their own kiosks. WebCenter 3000(TM) vs. Competitors

                        --------------------------------------------------------------------------------------------------
                                                                 F E A T U R E S
                        ---------- --------- ---------- --------- ----------- --------- ---------- ----------- -------------
                                                                    e-MAIL                         NETWORK     PAYSTATIONS
MULTI-FEATURE             PHONE      FAX       COPY      PRINT        &       LAPTOP      VIDEO    OPERATING    CURRENTLY
PAYSTATIONS                                                        INTERNET    ACCESS               CENTERS     AVAILABLE
----------------------- ---------- --------- ---------- --------- ----------- --------- ---------- ----------- -------------
WebCenter 3000(TM)         YES       YES      Future      YES        YES       Future      YES        YES          YES
----------------------- ---------- --------- ---------- --------- ----------- --------- ---------- ----------- -------------
KING                       YES        NO        NO         NO        YES         NO        NO          NO          YES
----------------------- ---------- --------- ---------- --------- ----------- --------- ---------- ----------- -------------
GET2NET                    NO         NO        NO         NO        YES         NO        NO          NO          YES
----------------------- ---------- --------- ---------- --------- ----------- --------- ---------- ----------- -------------
iCOM                       YES        NO        NO        YES        YES         NO        NO          NO          YES
----------------------- ---------- --------- ---------- --------- ----------- --------- ---------- ----------- -------------
LAPTOP LANE                YES       YES        YES       YES        YES         NO        NO         NO            N/A
----------------------- ---------- --------- ---------- --------- ----------- --------- ---------- ----------- -------------
 NetNearU                  YES        NO        NO        YES        YES         NO        YES         NO          YES
----------------------- ---------- --------- ---------- --------- ----------- --------- ---------- ----------- -------------
CAIS/QuickATM              NO        YES        NO         NO        YES         NO        NO          NO          YES
----------------------- ---------- --------- ---------- --------- ----------- --------- ---------- ----------- -------------
TelWeb                     YES       YES        NO        YES        YES         NO        YES         NO          YES
----------------------- ---------- --------- ---------- --------- ----------- --------- ---------- ----------- -------------
TOUCHNET                   YES       YES        YES       YES        YES         NO        YES         NO          YES
----------------------- ---------- --------- ---------- --------- ----------- --------- ---------- ----------- -------------

                                    EMPLOYEES

         We employ four people, all of whom are full-time employees. We expect to employ additional people as we continue to implement our plan of operation. None of our employees are covered by a collective bargaining agreement, and we believe that our relationship with our employees is satisfactory.

                             DESCRIPTION OF PROPERTY

         Our subsidiary, WebCenter, leases, on a month to month basis, approximately 3,200 square feet in a building located at 111 Airport Road, Warwick, RI 02889. This lease may be terminated by either the landlord or WebCenter with three months prior written notice. We share these premises with WebCenter.

                                LEGAL PROCEEDINGS

         Fernando L. Sabino filed a complaint against us and George Strouthopoulos, our Chief Executive Officer, alleging that we failed to redeem 200,000 shares of our common stock pursuant to a stock purchase agreement between him and us dated June 24, 1997. In October, 1999, judgment was entered against us with fees totaling $58,300. In October 2000, we entered into a settlement agreement with Mr. Sabino which includes the following terms: we will pay Mr. Sabino $5,000 per month, commencing October 2000 through August 2001, and we will pay a final payment of $3,300 on September 2001; Mr. Sabino has agreed to stay execution on the judgment until the settlement is fully repaid or credited from Mr. Sabino's sale, if any should occur, of the shares of our common stock which are the subject of the claim.


                                   MANAGEMENT

                      DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.

Name                                     Age        Position
----                                     ---        --------
George Strouthopoulos                    59         Chief Executive Officer, President and Director

Erwin Vahlsing, Jr.                      44         Chief Financial Officer, Treasurer, Secretary and
                                                    Director

William P. Lord                          43         President, WebCenter Technologies Inc.

Thomas Cannon                            39         Vice President Technology, WebCenter Technologies,
                                                    Inc.

         George Strouthopoulos is our Chief Executive Officer and President. Mr. Strouthopoulos was appointed to our Board of Directors in 1991. He has served as our Chief Executive Officer and President since his appointment in 1991. From 1990 to 1997, Mr. Strouthopoulos was President of GoFax, Inc., our former subsidiary. Mr. Strouthopoulos had been a full time, unpaid employee of the company until September 2000, at which time he began to receive compensation.

         Erwin Vahlsing, Jr., is our Chief Financial Officer, Treasurer and Secretary. Mr. Vahlsing was appointed to our Board of Directors in February of 1999. Mr. Vahlsing has served as our Chief Financial Officer and Treasurer since his appointment in April of 1999 and has served as our Secretary since his appointment in November of 2000. Since April 1999 Mr. Vahlsing has been a part-time consultant to the company. Since January 2000, Mr. Vahlsing has been a Senior Partner in the management consulting firm of Carter and Vahlsing, CPA. From 1998 to January 2000, Mr. Vahlsing was General Manager of Connect Teleservices, LLC, a telemarketing company. From 1996 to 1998, Mr. Vahlsing served as Senior Financial Analyst for Monarch Industries, an architectural woodworking firm. During 1995, Mr. Vahlsing owned Ocean State Financial Consulting, a financial consulting business. Mr. Vahlsing received his degree in Accounting from the University of Connecticut, and an Masters in Business Administration from the University of Rhode Island.

         William P. Lord is President of WebCenter Technologies, Inc., our wholly-owned subsidiary. He has served as President since his appointment in June 1999. Mr. Lord began as a consultant to the company in April 1999 and became a full time employee in September 2000. From September 1997 until April 1999, Mr. Lord served as Vice President of Strategic Marketing & Corporate Communications for U.S. Digital Communications, a distributor of mobile satellite communications solutions such as Iridium, INMARSAT and MSAT. From 1987 to 1997, Mr. Lord was the President of Lord Enterprises, Inc., a management and marketing consulting company.

         Thomas Cannon is Vice President of Technology of WebCenter Technologies, Inc., our wholly owned subsidiary. Mr. Cannon was previously a consultant to the company on manufacturing and technology matters for 7 years. In this capacity, he was lead engineer in the development of a public access PayFax machine for British Telecom. From 1985 to 2000, Mr. Cannon held various engineering management and product development positions with GTECH Corp., successfully deploying 2 new major product lines consisting of over 260,000 lottery POS terminals worldwide. Responsibilities for development team included: scheduling, critical path diagnosis, budget development and reporting, resource assignment and allocation, system architecture and design, RFI/RFP/RFQ review and proposal generation, OEM negotiations and management, and management review and presentation. Mr. Cannon holds a Bachelors Degree in Electrical Engineering from the University of Rhode Island.

BOARD OF DIRECTORS

         Our board currently consists of two directors with one vacancy. Prior to February 1999 our board consisted of George Strouthopoulos and Gary Finck. In February 1999, Messrs. Strouthopoulos and Finck appointed Erwin Vahlsing Jr. and Robert Galbreath to our board. Mr. Finck died in April 1999 and Mr. Galbreath resigned from our board in December 1999.

BOARD COMMITTEES

         The board of directors has established no committees.


                             EXECUTIVE COMPENSATION

         None of our executive officers received salaries from us during the 1998 and 1999 fiscal years. However, certain executive officers were paid consulting services for services provided to us during the 1999 fiscal year. See "Certain Relationships and Related Transactions".

         The following table sets forth information concerning annual and long-term compensation, on an annualized basis for the 2000 fiscal year, for our Chief Executive Officer and for each of our other executive officers whose compensation on an annualized basis exceeded $100,000 during fiscal 2000.

                                                     SUMMARY COMPENSATION TABLE
                                                     --------------------------

                                             ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                                                                  RESTRICTED      SECURITIES
NAME AND PRINCIPAL            FISCAL                             OTHER ANNUAL       STOCK         UNDERLYING      ALL OTHER
POSITION                      YEAR       SALARY      BONUS      COMPENSATION(1)   AWARDS (2)        OPTIONS     COMPENSATION
-----------------             ---     ---------      -----        -----------      --------        ---------      ---------
George Strouthopoulos         2000        $35,000(3)    $ 0       $         0          0              0           $0 (4)

                                      -26-

                                             ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                                                                  RESTRICTED      SECURITIES
NAME AND PRINCIPAL            FISCAL                             OTHER ANNUAL       STOCK         UNDERLYING      ALL OTHER
POSITION                      YEAR       SALARY      BONUS      COMPENSATION(1)   AWARDS (2)        OPTIONS     COMPENSATION
-----------------             ---     ---------      -----        -----------      --------        ---------      ---------
Chief Executive Officer
Erwin Vahlsing, Jr.           2000              0         0            33,000(5)       0              0            0 (4)
Treasurer and Director
William P. Lord               2000         41,000(6)      0            79,900          0              0            0 (4)
President of WebCenter
Technologies, Inc.
Jeffrey S. Holub              2000         31,492(7)      0            59,743          0              0            0 (4)
Vice President of
Information Technologies
of WebCenter
Technologies, Inc.
_______________________

(1)  Compensation for part-time consulting services

(2) The named executive officers did not receive any long term incentive plan payouts in 2000.

(3)  Mr. Strouthopoulos commenced the right to receive his salary in September
     2000. Salary for a full year would have been $120,000.

(4)  The aggregate amount of personal benefits not included in the Summary
     Compensation Table does not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus paid to the named executive officers.

(5)  See "Certain Relationships and Related Transactions" relating to Mr.
     Vahlsing's consulting arrangement with us.

(6)  Mr. Lord commenced the right to receive his salary in September 2000.
     Salary for a full year would have been $120,000. Prior to September 2000, Mr. Lord received compensation from us as a consultant. See "Certain
     Relationships and Related Transactions".

(7)  Mr. Holub commenced the right to receive his salary in September of 2000.
     Salary for a full year would have been $90,000. Prior to September 2000, Mr. Holub received compensation from us as a consultant. See "Certain
     Relationships and Related Transactions".

                                  STOCK OPTIONS

         We did not grant stock options in 2000.

         No executive officer held stock options during the 2000 fiscal year. As of the date of this prospectus, no executive officer holds stock options.

                             2000 STOCK OPTION PLAN

         Our stock option plan was adopted by our board of directors on November 1, 2000. The plan will be submitted for the approval of our stockholders at the next annual meeting of stockholders. Options granted under the plan may include those qualified as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-qualified options. Employees as well as other individuals, such as outside directors and consultants of ICOA (and our affiliated corporations) who are expected to contribute to our future growth and success are eligible to participate in the plan. However, incentive stock options may only be granted to persons who are employees of ICOA or certain of our affiliates on the date of grant. As of June 15, 2001 944,444 options had been granted under the plan.

         Once the registration statement, of which this prospectus is a part, becomes effective, the plan will be administered by a committee of our board of directors of not less than two directors, each of whom must be a "Non-Employee Director" within the meaning of regulations promulgated by the Securities and Exchange Commission and an "Outside Director," within the meaning of regulations promulgated by the U.S. Department of the Treasury. The stock option plan committee has the authority under the plan to determine the terms of options granted under the plan, including, among other things, the individuals who will receive options, the times when they will receive them, whether an incentive stock option and/or non-qualified option will be granted, the number of shares to be subject to each option, and the date or dates each option will become exercisable.

         The following summary of the plan is qualified in its entirety by reference to the text of the plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

TYPES OF GRANTS AND AWARDS

         The plan permits the grant of options which are intended to either be "incentive stock options" within the meaning of Section 422 of the Code, or "non-qualified stock options", which do not meet the requirements of Section 422 of the Code.

ELIGIBILITY

         All employees (including officers), directors and consultants of ICOA and our affiliated corporations are eligible to be granted options under the plan. We currently have five employees.

STOCK SUBJECT TO THE PLAN

         The total number of shares of common stock for which options may be granted under the plan may not exceed 7,500,000, subject to possible adjustment in the future, including adjustments in the event of a recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction affecting our common stock. Any shares of common stock subject to any option which for any reason expires, is canceled or is terminated unexercised will again become available for granting of options under the plan. However, once the registration statement, of which this prospectus is a part, becomes effective, none of our employees may be granted options individually with respect to more than 2,000,000 shares of common stock during any calendar year.

ADMINISTRATION

         Once the registration statement, of which this prospectus is a part, becomes effective, the plan will be administered by a committee of the board of directors of not less than two directors, each of whom must be a "Non-Employee Director" within the meaning of regulations promulgated by the Securities and Exchange Commission and an "Outside Director," within the meaning of regulations promulgated by the U.S. Department of the Treasury. The stock option plan committee has the authority under the plan to determine the terms of options granted under the plan, including, among other things, the individuals who will receive options, the times when they will receive them, whether an incentive stock option and/or non-qualified option will be granted, the number of shares to be subject to each option, the date or dates each option will become exercisable (including whether an option will become exercisable upon certain reorganizations, mergers, sales and similar transactions involving ICOA), and the date or dates upon which each option will expire. The stock option plan committee has the authority, subject to the provisions of the plan, to construe the terms of option agreements and the plan; to prescribe, amend and rescind rules and regulations relating to the plan; and to make all other determinations in the judgment of the stock option plan committee necessary or desirable for the administration of the plan.

EXERCISE PRICE

         The exercise price of options granted under the plan is determined by the stock option plan committee, but in the case of an incentive stock option may not be less than:

         o 100% of the fair market value of the common stock on the date the incentive stock option is granted; and

         o 110% of such fair market value in the case of incentive stock options granted to an optionee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of ICOA.

         The exercise price is payable by delivery of cash or a check to the order of ICOA in an amount equal to the exercise price of such options, or by any other means (including, without limitation, cashless exercise) which the board of directors determines are consistent with the purpose of the plan and with applicable laws and regulations.

TERMS AND CONDITIONS

         o Options granted to employees and consultants may be granted for such terms as is established by the stock option plan committee, provided that, the term will be for a period not exceeding ten years from the date of the grant, and further provided that incentive stock options granted to a stockholder who is the beneficial owner of 10% of our common stock will be for a period not exceeding five years from the date of grant.

         o Except to the extent otherwise determined by the stock option plan committee at the time of grant of a non-qualified stock option, if an optionee's relationship with ICOA is terminated for any reason other than "disability" or death, the option may be exercised at any time within three months thereafter to the extent exercisable on the date of termination. However, in the event that the termination of such relationship is either
                  (a) for cause, or (b) otherwise attributable to a breach by the optionee of an employment or confidentiality or non-disclosure agreement, such option will terminate immediately.

         o Except to the extent otherwise determined by the stock option plan committee at the time of grant of a non-qualified stock option, in the event of the death of an optionee while an employee of, or consultant or advisor to ICOA, within three months after the termination of such relationship (unless such termination was for cause or without the consent of ICOA) or within one year following the termination of such relationship by reason of the optionee's "disability", the option may be exercised, to the extent exercisable on the date of his or her death, by the optionee's legal representatives at any time within one year after death, but not thereafter and in no event after the date the option would otherwise have expired.

         o An option may not be transferred other than by will or the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee.

         o The stock option plan committee may (i) accelerate the date or dates on which an option may be exercised, or (ii) extend the dates during which an option may be exercised, provided, that no such acceleration or extension with cause any option intended to be an incentive stock option to fail to qualify as an incentive stock option, or cause the plan or any option granted thereunder to fail to comply with applicable short-swing profit rules promulgated by the Securities and Exchange Commission.

         o The stock option plan committee may include additional provisions in option agreements, including without limitation, restrictions on transfer, repurchase rights, rights of first refusal, commitments to pay cash bonuses or to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, provided, that such additional provisions will not be inconsistent with the requirements of applicable law and such additional provisions will not cause any option intended to be an incentive stock option to fail to qualify as an incentive stock option.

                              EMPLOYMENT AGREEMENT

         As of the date of this prospectus, we have not entered into written employment agreements with any of our employees.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of June 15, 2001, certain information with respect to the beneficial ownership of the common stock by (1) each person known by us to beneficially own more than 5% of our outstanding shares, (2) each of our directors, (3) each named executive officer and (4) all of our executive officers and directors as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.

                                      -30-

NAME AND ADDRESS OF                          AMOUNT AND NATURE OF                     PERCENT OF
BENEFICIAL OWNER (1)                         BENEFICIAL OWNERSHIP (2)             OUTSTANDING SHARES
--------------------                         ------------------------             ------------------
5% STOCKHOLDERS
---------------

Laurus Master Fund, Ltd.(3)                       44,571,429(4)                           47.2%
c/o Onshore Coporate    Services,
Ltd.
P.O. Box 1234 G.T.

Queensgate House
South Church Street
Grand Cayman, Cayman Islands

Susan Bruno
140 Old Distillery Road                            2,294,295                              4.6%
Hendersonville, NC 28730

Dale Newberg                                       4,095,000(5)                           8.2%
550 N. Island
Golden Beach, FL 33160

Directors and Named
-------------------
  Executive Officers
  ------------------
George Strouthopoulos                              9,382,633                              18.8%
Erwin Vahlsing, Jr.                                  200,200                                *
William P. Lord                                         0                                   *
All the Officers and Directors                     9,582,833                              19.3%
  as a Group
________________
*      Less than 1%

(1) Unless otherwise indicated, the address of each beneficial owner is c/o ICOA, 111 Airport Road, Warwick, RI 02889.

(2) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

(3) David Grin is the fund manager of Laurus Master Fund, Ltd., and has investment control of Laurus Master Fund's shares.

(4) Represents 36,571,429 shares of our common stock issuable upon conversion of notes in the aggregate amount of $800,000, and 8,000,000 shares of our common stock issuable upon the exercise of warrants.

(5) Represents 2,650,000 shares held by Dale Financial Consulting Svc Pension Plan, and 1,445,000 shares held by Dale Financial Consultant, of which Ms. Newberg is the President.

                               SELLING STOCKHOLDER

         The shares being offered for resale by the selling stockholder consist of the shares of common stock underlying the notes issued pursuant to the terms of the subscription agreements signed in the May 2001 and June 2001 offerings. The selling stockholder does not have and, within the past three years has not had, any position, office or other material relationship with us or any of our predecessors or affiliates.

         The following table sets forth the name of the selling stockholder, the number of shares of common stock beneficially owned by the selling stockholder as of June 15, 2001 and the number of shares of common stock being offered by the selling stockholder. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholder may offer all or part of the shares for resale from time to time. However, the selling stockholder is under no obligation to sell all or any portion of such shares nor is the selling stockholder obligated to sell any shares immediately upon effectiveness of this prospectus.

                                                Shares of common
                                              stock owned prior to     Shares of common      Shares of common stock owned
Name of selling stockholder                       offering(1)         stock to be sold(1)         after offering (2)
---------------------------                       -----------         -------------------         ------------------
                                                                                               Number         Percent
Laurus Master Fund, Ltd. (3) (5)                44,571,429   (4)     44,571,429    (4)           0               0
---------------------------                       -----------         -------------------         ------------------

Total                                              44,571,429          44,571,429                0               0
________________________


(1) The number of shares set forth in this column is determined assuming that the selling stockholder had fully converted its outstanding notes into our common stock on June 15, 2001, at a conversion price of $0.021875, and had fully converted its outstanding May 2001 warrants and June 2001 warrants into our common stock on June 15, 2001, at exercise prices of $0.072 and $0.0372 per share, respectively.

(2) Assumes that all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold during the offering period.

(3) David Grin is the fund manager of Laurus Master Fund, Ltd., and has investment control of Laurus Master Fund.

(4) Represents 36,571,429 shares of our common stock issuable upon conversion of notes in the amount of $800,000, and 8,000,000 shares of our common stock issuable upon the exercise of warrants.

(5) Pursuant to the terms of the subscription agreement, the selling stockholder cannot convert its notes or exercise its warrants to the extent that such conversions or exercises would, singly or in the aggregate, result in the selling stockholder beneficially owning more than 9.99% of our outstanding common stock.

                              PLAN OF DISTRIBUTION

         The shares may be sold or distributed from time to time by the selling stockholder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

         o ordinary brokers transactions, which may include long or short sales,

         o transactions involving cross or block trades on any securities or market where our common stock is trading,

         o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

         o "at the market" to or through market makers or into an existing market for the common stock,

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

         o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

         o any combination of the foregoing, or by any other legally available means.

         In addition, the selling stockholder may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholder nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

         The investor, Laurus Master Fund, Ltd, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the sale of our common stock issuable in connection with the notes or the warrants.

         We will not receive any proceeds from the sale of the shares pursuant to this prospectus. We will receive the exercise price of the warrants to the extent that they will be exercised by their holder. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $5,000.

         Laurus Capital Management, L.L.C. is a fund manager. The fund manager has not had any material relationship with us in the past.

         We have informed the selling stockholder that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to its sales in the market and have furnished the selling stockholder with a copy of such rules and have informed them of the need for delivery of copies of this prospectus.

         The selling stockholder may also use Rule 144 under the Securities Act of 1933 to sell the shares if it meets the criteria and conforms to the requirements of such rule.

         Under the terms of the subscription agreements signed in the May 2001 and June 2001 offerings, we are required to prepare and file with the SEC, when necessary, amendments and supplements to the registration statement, of which this prospectus is a part, in order to keep the registration statement effective until the later of:

         o twelve months after the latest maturity date of the June 2001 note; or

         o        June 13, 2003.

         We are also required to promptly amend or file additional registration statements as needed to register additional shares of our common stock to allow the public resale of all common stock issuable upon conversion of the outstanding note and the warrant.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During 1998, we wrote off $125,288 of receivables owed to us by GoFax when GoFax was dissolved.

         In June 1999, WebCenter entered into an agreement with Jeff Holub, its Vice President of Information Technologies, to provide technology-related consulting services. Pursuant to this agreement, WebCenter Technologies paid Mr. Holub $7,500 per month for these services. This agreement was terminated in September 2000 when Mr. Holub became a full time employee of WebCenter. Mr. Holub resigned in December 2000 and resumed his consulting status.

         In June 1999, WebCenter Technologies, Inc., our wholly-owned subsidiary, entered into an agreement with William Lord, its president, to provide management and marketing consulting services. Pursuant to this agreement, WebCenter paid Mr. Lord $10,000 per month for these services. This agreement was terminated in September 2000 when Mr. Lord became a full time employee of WebCenter.

         In February 2000, we entered into an agreement with Carter & Vahlsing, CPA to provide us with accounting and management advisory services. Under the agreement, we pay Carter and Vahlsing, CPA $3,000 per month for these services. Erwin Vahlsing, Jr., our Treasurer and a Director, was a Senior Partner of Carter and Vahlsing, CPA.

         As of December 31, 2000, George Strouthopoulos, our President, was indebted to us in the amount of $133,599 for personal unsecured loans. The loans are non-interest bearing and are payable on demand. The loans were made to provide for Mr. Strouthopoulos' living expenses. Over the last three fiscal years the loans reached a maximum of $164,924. As of December 2000, Mr. Strouthopoulos had repaid loans in the amount of $31,325. The balance of $133,599 as of December 31, 2000 reflected these repayments.

                            DESCRIPTION OF SECURITIES

         The following is a summary description of our capital stock.

         Our authorized capital stock consists of 150,000,000 shares of common stock, par value $.0001 per share. We have reserved 94,805,398 shares of common stock for issuance upon:

         o conversion of convertible notes and upon exercise of related warrants, and

         o exercise of options issuable under our stock option plan, contingent upon approval of the plan by our stockholders.

         The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights.


                     NEVADA BUSINESS COMBINATION PROVISIONS

                                ANTI-TAKEOVER LAW

         We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada directly or through an affiliated corporation.

         The law focuses on the acquisition of a "controlling interest" which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

         The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

         If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

         Nevada's control share law may have the effect of discouraging takeovers of the corporation.

                            BUSINESS COMBINATION LAW

         In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

         The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the company from doing so if it cannot obtain the approval of our board of directors.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Nevada Revised Statutes Section 78.7502 and 78.751, our articles of incorporation and bylaws provide us with the power to indemnify any of our directors, officers, employees or agents. The director, officer, employ or agent must have conducted himself in good faith and reasonably believe that his conduct was in, or not opposed to our best interests. In a criminal action the director, officer, employee or agent must not have had a reasonable cause to believe his conduct was unlawful. Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards.

         We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

         We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. In addition, effective December 1, 2000, we are covered by an insurance policy with Chubb Insurance in the amount of $1,000,000 with respect to potential liabilities of our directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered for resale, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

         Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

         We have filed a registration statement on Form SB-2 with the Commission to register resale shares of our common stock issuable upon exercise of warrants and upon conversion of notes issued and issuable to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                                 TRANSFER AGENT

         The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc., 14675 Midway Road, Suite 221, Addison, Texas 75001. Its telephone number is (972) 788-4193.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus has been passed upon for us by Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Its telephone number is (212) 704-6000.

                                     EXPERTS

         Our financial statements at December 31, 2000 and 1999, appearing in this prospectus and registration statement have been audited by Feldman Sherb & Co., P.C., independent auditors, as set forth in their reports thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                           ICOA, INC. AND SUBSIDIARY
                           -------------------------
                          (A Development Stage Company)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                       PAGE
                                                                      NUMBER
                                                                      ------

    Independent Auditors' Report                                       F-2

    Consolidated Financial Statements:

        Balance Sheets                                                 F-3

        Statements of Operations                                       F-4

        Statements of Stockholders' Deficit                            F-5

        Statements of Cash Flows                                       F-6

        Notes to Financial Statements                               F7 - F13

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


To the Board of Directors and Stockholders
ICOA, Inc.
Warwick, Rhode Island

We have audited the accompanying consolidated balance sheet of ICOA, Inc. and Subsidiary (A Development Stage Company) as of December 31, 2000 and the related statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2000 and 1999 and for the period from January 1, 1998 (Inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ICOA, Inc. and Subsidiary as of December 31, 2000 and 1999 and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 and for the period from January 1, 1998 (Inception) to December 31, 2000 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred losses of $1,340,655 and $630,327 for the years ended December 31, 2000 and 1999, respectively. Additionally, the Company had a working capital deficiency of $169,789 at December 31, 2000. These conditions raised substantial doubt about the Company's ability to continue as a going concern. Management plans with respect to these matters are also described in Note 2 to the financial statements. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

                                                    Feldman Sherb & Co., P.C.
                                                    Certified Public Accountants
                                                    New York, New York
                                                    February 15, 2001

                                                ICOA, INC. AND SUBSIDIARY
                                              (A Development Stage Company)
                                               CONSOLIDATED BALANCE SHEETS

                                                          ASSETS
                                                          ------

                                                                                                         December 31,
                                                                                                             2000
                                                                                                   ---------------------
 CURRENT ASSETS:
    Cash                                                                                           $              16,547
    Advance to officer                                                                                           146,856
                                                                                                   ---------------------
      TOTAL CURRENT ASSETS                                                                                       163,403
                                                                                                   ---------------------

 EQUIPMENT, net                                                                                                   10,093

 OTHER ASSETS:
    Advance to affiliates                                                                                          2,900
    Deposits                                                                                                         425
      TOTAL OTHER ASSETS                                                                                           3,325
                                                                                                   $             176,821
                                                                                                   =====================

                                          LIABILITIES AND STOCKHOLDERS' DEFICIT
                                          -------------------------------------
 CURRENT LIABILITIES:
    Accrued expenses                                                                               $             140,492
    Notes payable                                                                                                281,914
    Common stock to be issued                                                                                          -
                                                                                                   ---------------------
      TOTAL CURRENT LIABILITIES                                                                                  422,406
                                                                                                   ---------------------

 CONVERTIBLE DEBENTURES, net of conversion benefit                                                               500,000

 STOCKHOLDERS' DEFICIT:
    Common stock, $.0001 par value; authorized - 150,000,000 shares;
      issued and outstanding-40,280,607 shares and 32,475,000 shares
        in 2000 and 1999, respectively                                                                             4,028
    Additional paid-in capital                                                                                 4,575,625
    Accumulated deficit (Includes deficit during development stage of $1,074,833)                             (5,325,238)
                                                                                                   ---------------------
      TOTAL STOCKHOLDERS' DEFICIT                                                                               (745,585)
                                                                                                   ---------------------
                                                                                                   $             176,821
                                                                                                   =====================
                                      See notes to consolidated financial statements

                                                           F-3

                                           ICOA, INC. AND SUBSIDIARY
                                         (A Development Stage Company)
                                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                               From January 1,
                                                                 Year Ended December 31,       1998 (Inception)
                                                         -----------------------------------   to December 31,
                                                             2000                 1999             2000
                                                         ---------------     ---------------   ---------------
REVENUES                                                 $             -     $             -  $             -

OPERATING EXPENSES:
       Research and development                                        -               9,867            9,867
       Selling, general and administrative                       775,574             474,518        1,389,614
       Depreciation                                                1,604               1,604            3,208
                                                          --------------      --------------   --------------
          TOTAL OPERATING EXPENSES                               777,178             485,989        1,402,689
                                                          --------------      --------------   --------------

OPERATING LOSS                                                  (777,178)           (485,989)      (1,402,689)

INTEREST EXPENSE                                                (563,477)           (144,338)        (563,477)
                                                          --------------      --------------   --------------

 NET LOSS                                                $    (1,340,655)    $      (630,327) $    (1,966,166)
                                                          --------------      --------------   --------------

 NET LOSS PER SHARE - BASIC
       AND DILUTED                                                 (0.04)              (0.02)           (0.07)
                                                          ==============      ==============   ==============

WEIGHTED AVERAGE COMMON
       SHARES OUTSTANDING                                     37,777,111          29,203,426       29,881,716
                                                          ==============      ==============   ==============


                                See notes to consolidated financial statements

                                                      F-4




                                              ICOA, INC. AND SUBSIDIARY
                                            (A Development Stage Company)
                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT



                                                      Common Stock
                                                   ($.0001 par value)     Additional                      Total
                                             -------------------------      Paid-In    Accumulated    Stockholders'
                                                 Shares        Amount       Capital       Deficit        Deficit
                                             -------------------------   -----------   -----------    -----------

Balance, January 1, 1998                      22,664,611   $     2,266   $ 2,884,981   $(3,214,734)   $  (327,487)
        Net loss                                       -             -             -      (139,522)      (139,522)
                                             -----------   -----------   -----------   -----------    -----------


Balance, December 31, 1998                    22,664,611         2,266     2,884,981    (3,354,256)      (467,009)
        Issuance of stock for:
             Cash and exercise of warrants     8,582,000           858       529,342             -        530,200
             Compensation                        268,099            27        22,813             -         22,840
             Interest                            725,000            72        97,768             -         97,840
             Settlement of loans payable         235,290            24        68,210             -         68,234
        Net loss                                       -             -             -      (630,327)      (630,327)
                                             -----------   -----------   -----------   -----------    -----------


Balance, December 31, 1999                    32,475,000         3,247     3,603,114    (3,984,583)      (378,222)
        Issuance of stock for:
             Conversion of debentures          6,305,606           631       304,230             -        304,861
             Cash                                500,000            50        49,850             -         49,900
             Cash received in 1999             1,000,000           100       100,000             -        100,100
        Beneficial conversion                          -             -       518,431             -        518,431
        Net loss                                       -             -             -    (1,340,655)    (1,340,655)
                                             -----------   -----------   -----------   -----------    -----------

Balance, December 31, 2000                    40,280,606   $     4,028   $ 4,575,625   $(5,325,238)   $  (745,585)
                                             ===========   ===========   ===========   ===========    ===========


                                    See notes to consolidated financial statements

                                                         F-5


                                                   ICOA, INC. AND SUBSIDIARY
                                                 (A Development Stage Company)
                                             CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                       From January 1,
                                                                 Year Ended           1998 (Inception)
                                                                December 31,          to September 30,
                                                       ----------------------------   ---------------
                                                             2000            1999           2000
                                                       -------------  -------------   ---------------

 CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                         $  (1,340,655) $     (630,327)   $(2,110,504)
     Adjustments to reconcile net loss to net cash
      used in operating activities:
         Depreciation                                         1,604          1,604          3,208
         Non-cash compensation                                    -         22,840         22,840
         Beneficial conversion                              518,431         46,167        564,598
         Stock issued for interest expense                   26,400         90,500        116,900
     Changes in assets and liabilities:
         Increase in prepaid expenses                             -              -              -
         Increase in advance to officers                    (65,857)       (80,999)      (146,856)
         Increase in other assets                            (1,400)        (1,925)        (3,325)
         Increase in accrued expenses                        81,205         13,317        104,609
                                                       -------------  -------------   ---------------
 Net cash used in operating activities                     (780,272)      (538,823)    (1,448,530)
                                                       -------------  -------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of equipment                                (2,073)       (11,228)       (13,301)
                                                       -------------  -------------   ---------------
 Net cash used in investing activities                       (2,073)       (11,228)       (13,301)
                                                       -------------  -------------   ---------------



 CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of stock                        454,860        559,607      1,014,467
     Increase (decrease) in common stock to be issued      (100,000)       100,000              -
     Repayment of notes                                     (31,500)       (56,906)       (88,406)
     Proceeds from notes                                    500,000              -        673,955
     Settlement of Loans Payable                            (26,400)       (68,234)       (94,634)
     Decrease in cash overdraft                                   -              -        (31,151)
                                                       -------------  -------------   ---------------
 Net cash provided by financing activities                  796,960        534,467      1,478,378
                                                       -------------  -------------   ---------------


 Net increase (decrease) in cash                             14,615        (15,584)        16,547

 Cash, at beginning of period                                 1,932         17,516              -
                                                       -------------  -------------   ---------------
 Cash, at end of period                                 $    16,547    $     1,932    $    16,547
                                                       =============  =============   ===============

 SUPPLEMENTAL CASH FLOW INFORMATION:


      No cash payments were made for income taxes or interest during each of the above periods


 NON-CASH INVESTING AND FINANCING ACTIVITIES :
      Issuance of stock to settle notes payables        $    65,000    $         -    $    65,000
                                                       =============  =============   ===============


                          See notes to consolidated financial statements


                                                F-6


                            ICOA, INC. AND SUBSIDIARY
                            -------------------------
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                           DECEMBER 31, 2000 AND 1999
                           --------------------------


1.       THE COMPANY
         -----------


         ICOA, Inc. ("ICOA" or the "Company") (a Development Stage Company), formerly known as Quintonix, Inc., was organized in September 1983 to develop and sell credit card-operated fax machines. The Company discontinued such operations in 1993 and remained inactive through 1998. Development stage started on January 1, 1998.

         In March 1999, the Company organized Webcenter Technologies, Inc. ("WTI"), a wholly owned subsidiary, for the purpose of developing "Webcenter 3000 Pay Station Terminal", a multi-functional public access terminal thereby facilitating electronic commerce transactions through the Internet. The Company was in the development stage at December 31, 2000.

2.       GOING CONCERN
         -------------

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred losses of $1,340,655 and $630,327 for the year's ended December 31, 2000 and 1999, respectively. Additionally, the Company had a working capital deficiency of $169,789 at December 31, 2000. These conditions raised substantial doubts about the Company's ability to continue as a going concern.

         Management is actively pursuing new debt and/or equity financing and continually evaluating the Company's profitability; however, any results of their plans and actions cannot be assured. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ------------------------------------------

         Principles of Consolidation
         ---------------------------

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All material intercompany transactions and balances have been eliminated in consolidation.

         Use of Estimates
         ----------------

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Income Taxes
         ------------

         The Company follows Statement of Financial Accounting Standards No. 109 , "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         Fair Value of Financial Instruments
         -----------------------------------

         The Company considers its financial instruments, which are carried at cost, to approximate fair value due to their near-term maturities.

         New Accounting Pronouncements
         -----------------------------

         The Company has adopted Statement of Financial Accounting Standard No. 133 ("SFAS No. 133"), " Accounting for Derivative Instruments and Hedging Activities" for the year ended December 31, 1999. SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. The application of the new pronouncement did not a material impact on the Company's financial statements.

         Property and Equipment
         ----------------------

         Property and equipment are recorded at cost. Depreciation is provided by the straight-line method over the estimated useful lives of the related assets, which is estimated to be four years.

         Research and Development
         ------------------------

         Research and development costs are charged to expense as incurred.

         Loss per Common Share
         ---------------------

         Net loss per common share is based on the weighted average number of shares outstanding. Potential common shares includable in the computation of fully diluted per share results are not presented in the financial statements as their effect would be anti-dilutive.

         Stock-Based Compensation
         ------------------------

         The Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation". SFAS 123 encourages the use of a fair-value-based method of accounting for stock-based awards under which the fair value of stock options is determined on the date of grant and expensed over the vesting period. Under SFAS 123, companies may, however, measure compensation costs for those plans using the method prescribed by Accounting Principles Board Opinion No. 25, ("APB No.25"), "Accounting for Stock Issued to Employees." Companies that apply APB No. 25 are required to include pro forma disclosures of net earnings and earnings per share as if the fair-value-based method of accounting had been applied. The Company elected to account for such plans under the provisions of APB No. 25.

4.       NOTES PAYABLE
         -------------

         The balance of the notes payables as of December 31, 2000 was $281,914. The accrued interest on the notes is $98,552 at December 31, 2000. Of these amounts $150,000 is with an entity which can no longer be found, $29,599 is an advance with questionable refundability, and the balance of $102,315 at December 31, 2000, are due on demand.

5.       RELATED PARTY TRANSACTIONS
         --------------------------

         As of December 31, 2000, the Company was owed $146,856 by the President of the Company for personal unsecured loans. The loans are non-interest bearing and payable on demand.

6.       INCOME TAXES
         ------------

         At December 31, 2000, the Company had a net operating loss carryover of approximately $5,300,000 available as offsets against future taxable income, if any, which expire at various dates through 2013. The Company has a deferred tax asset of $1,900,000 arising from such net operating loss deductions and has recorded a valuation allowance for the full amount of such deferred tax asset. The difference between the recorded income tax benefits and the computed tax benefits using a 35 percent effective rate is as follows:

                                                   Year Ended December 31,
                                                   -----------------------
                                                  2000                1999

Computed expected income tax (benefit)      $    (465,000)     $     (215,000)

Benefits not recorded                             465,000             215,000
                                            -------------      --------------
                                            $           -      $            -
                                            ============       =============

7.       PROPERTY AND EQUIPMENT
         ----------------------

         Property and equipment, at cost, consist of the following:

                                                         December 31,
                                                              2000
                                                              ----

              Office equipment                         $          10,958

              Software                                            2,343
                                                       -----------------

                                                                  13,301

              Less accumulated depreciation                      (3,208)
                                                       -----------------

                                                       $          10,093
                                                       =================

8.       STOCKHOLDERS' DEFICIT
         ---------------------

         In August 2000, the number of authorized shares changed to 150,000,0000 shares of nonassesable voting common stock having a par value of $.0001 per share. All share information presented in the financial statements has been restated retroactively.

         In April 1999, the Company completed an offering of 5,000,000 shares of common stock at $0.03 per share. In connection with the offering, the Company issued warrants to purchase up to 3,000,000 shares of common stock at $ 0.10 per share, and 3,000,000 shares of common stock at $0.12 per share, which expired in February 2000. Gross proceeds from the sale of shares and exercise of warrants totaled $530,200. The Company reduced the warrant price from $0.12 per share to $0.10 per share for 1,020,290 warrants, such difference was recorded as interest expense. The common stock and warrants issued in the offering, as well as the shares of common stock issued upon exercise of the warrants, were issued in reliance of the exemption from registration of the Securities Act of 1933, as amended, pursuant to Rule 504 of the Rules and Regulations promulgated by the Securities and Exchange Commission.

         During 1999, the Company issued 268,099 shares of common stock as compensation for legal and consulting services to the Company. The shares were valued between $.03 and $.10 per share.

         During 1999, the Company issued 725,000 shares of common stock for interest. The shares were valued at $.10 per share.

         In June 1999, the Company issued 235,290 shares for settlement of a loan for $68,234.

9.       CONVERTIBLE DEBENTURES
         ----------------------

         In March 2000, the Company issued 8% Series A Senior Subordinated Convertible Redeemable Series A Debentures ("Series A Debentures") in the aggregate face amount of $185,000 to one investor, and received gross proceeds of $185,000. The Series A Debentures had a maturity date of March 16, 2002. The Series A Debentures were convertible into the shares of the Company's common stock at a conversion price for each share of common stock equal to 75% of the average bid price of the Company's common stock for the three consecutive trading days immediately preceding the date of receipt by the Company of a notice of conversion. The Series A Debentures bore interest at the rate of 8% per annum, payable monthly in the form of additional shares of the Company's common stock. As of May 2000, the Series A Debentures had been converted into an aggregate 3,305,606 shares of the Company's common stock. The Series A Debentures were issued in reliance of the exemption from the registration requirements of Securities Act of 1933, as amended, pursuant to Rule 504 of Rules and Regulations promulgated by the Securities and Exchange Commission.

         In June 2000, the Company issued 8% Series B Senior Subordinated Convertible Debentures ("Series B Debentures") in the aggregate face amount of $120,000. The Series B Debentures had a maturity date of June 25, 2002. The Series B Debentures were convertible into shares of the Company's common stock at a conversion price for each share of common stock equal to 75% of the lowest bid price of the Company's common stock for the three consecutive trading days immediately preceding the date of receipt of a notice of conversion. The Series B Debentures bore interest at the rate of 8% per annum, payable monthly in the form of additional shares of the Company's common stock. As of July 2000, the Series B Debentures had been converted into an aggregate 3,000,000 shares of the Company's common stock. The Series B Debentures were issued in reliance of the exemption from registration requirements of the Securities Act of 1933, as amended, pursuant to Rule 504 of the Rules and Regulations promulgated by the Securities and Exchange Commission.

         The Company has recorded a beneficial conversion of $106,167 on the March and June 2000 debentures which was charged to interest expense.

         On August 28, 2000, the Company, under the terms of subscription agreements, sold $500,000 in 9% convertible notes and agreed to issue warrants on conversion of the notes for the purchase of the Company's common stock equal to 12% of the number of shares issued on conversion of the notes. This agreement places certain restrictions on the Company's ability to issue any equity, convertible debt or other securities until 180 days after an effective registration statement. The notes mature August 28, 2003 and are convertible into common at the lower of $0.04933 per share or 70% of the average of the three lowest closing bid prices for the Company's common stock for the 60 trading days preceding the conversion date. The warrants, when issued, are exercisable at $0.07 per share. The Company has recorded a beneficial conversion of $518,431 on this loan which was charged to interest expense.

         In addition, the Company under certain conditions, can require the investors to purchase additional notes totaling $9,500,000 for a period of 3 years commencing with an effective registration statement. The terms of these convertible put notes are the same as the notes issued on August 28, 2000, except that the maturity date of the put note is 3 years from the date that the put notes are issuable, and except for the conversion price of the put notes. The conversion price of the put notes having an aggregate value of $500,000 will be the lower of:

         o 80% of the average of the 3 lowest closing bid prices of the common stock during the 30 trading days prior to the put closing date, and

         o 70% of the average of the 3 lowest closing bid prices of the common stock during the 60 trading days prior to the date of conversion of the related note.

         The conversion price of the remainder of the put notes having an aggregate value of $9,000,000 will be:

         o 72% of the average of the 3 lowest closing bid prices of the common stock for the 15 trading days prior to the date of conversion of the related put note, subject to an increase of up to 80% if the Company meets specified targets for trading volume and average closing bid price of the Company's common stock during 22-day look-back periods occurring a specified number of months after the effective date of the registration statement.

10.      COMMITMENTS
         -----------

         Pursuant to a stock purchase agreement dated June 24, 1997, a compliant was filed against the Company alleging the failure of the Company to redeem 200,000 shares of common stock. In October 2000, the Company, in settlement agreed to pay $5,000 per month commencing in October 2000 through August 2001, and a final payment of $3,300 which will be paid in September 2001.

                           ICOA, INC. AND SUBSIDIARY
                           -------------------------
                          (A Development Stage Company)


               INDEX TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2001

Consolidated Financial Statements:

         Unaudited Consolidated Balance Sheets                          F-14

         Unaudited Consolidated Statements of Operations                F-15

         Unaudited Consolidated Statements of Cash Flows                F-16

         Notes to the Unaudited Consolidated Financial Statements       F-17

                                    ICOA, INC. AND SUBSIDIARY
                                  (A Development Stage Company)
                                   CONSOLIDATED BALANCE SHEET
                                         MARCH 31, 2001
                                           (Unaudited)

                                             ASSETS
                                             ------
CURRENT ASSETS:
     Cash                                                                           $       1,870
     Advance to officer                                                                   166,329
                                                                                      ------------
        TOTAL CURRENT ASSETS                                                              168,199

EQUIPMENT, net                                                                             16,650

OTHER ASSETS:
     Advance to affiliates                                                                  2,900
     Deposits                                                                                 425
                                                                                      ------------
        TOTAL OTHER ASSETS                                                                  3,325
                                                                                      ------------

                                                                                    $     188,174
                                                                                      ============

                              LIABILITIES AND STOCKHOLDERS' DEFICIT
                              -------------------------------------

CURRENT LIABILITIES:
     Accounts payable and accrued expenses                                          $     202,435
     Notes payable                                                                        351,239
                                                                                      ------------
        TOTAL CURRENT LIABILITIES                                                         553,674

CONVERTIBLE DEBENTURES, net of conversion benefit                                         560,000

STOCKHOLDERS' DEFICIT:
     Common stock, $.0001 par value; authorized shares - 150,000,000 shares;
        40,280,607 shares issued and outstanding                                            4,028
     Additional paid-in capital                                                         4,635,625
     Accumulated deficit (Includes deficit during the development stage of $1,074,833) (5,565,153)
                                                                                      ------------
        TOTAL STOCKHOLDERS' DEFICIT                                                      (925,500)
                                                                                      ------------
                                                                                    $     188,174
                                                                                      ============

                                See notes to financial statements.

                                               F-14

                                                  ICOA, INC. AND SUBSIDIARY
                                                (A Development Stage Company)
                                            CONSOLIDATED STATEMENTS OF OPERATIONS
                                                         Unaudited)


                                                                                                          From January 1,
                                                                          Three Months Ended March 31,    1998 (Inception)
                                                                    ----------------------------------     to March 31,
                                                                            2001             2000              2001
                                                                    -----------------  ---------------  ------------------

REVENUES                                                            $               -  $             -  $                -
                                                                    -----------------  ---------------  ------------------
OPERATING EXPENSES:

     Research and development                                                       -                -               9,867
     Selling, general and administrative                                      144,663          152,974           1,534,277
     Depreciation                                                               1,170              309               4,378
                                                                    -----------------  ---------------  ------------------
        TOTAL OPERATING EXPENSES                                              145,833          153,283           1,548,522
                                                                    -----------------  ---------------  ------------------

OPERATING LOSS                                                               (145,833)        (153,283)         (1,548,522)

INTEREST EXPENSE                                                              (94,082)          (5,906)           (801,897)
                                                                    -----------------  ---------------  ------------------
NET LOSS                                                            $        (239,915) $      (159,189) $       (2,350,419)
                                                                    =================  ===============  ==================
BASIC AND DILUTED NET LOSS PER SHARE                                $           (0.01) $          0.00  $            (0.07)
                                                                    =================  ===============  ==================
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                 40,280,607       33,887,116          33,579,008
                                                                    =================  ===============  ==================

                                             See notes to financial statements.

                                                           F-15


                                                  ICOA, INC. AND SUBSIDIARY
                                                (A Development Stage Company)
                                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                         (Unaudited)

                                                                                                          From January 1,
                                                                          Three Months Ended March 31,    1998 (Inception)
                                                                    ----------------------------------     to March 31,
                                                                            2001             2000              2001
                                                                    -----------------  ---------------  ------------------
                                                                        (Unaudited)      (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                           $        (239,915) $     (159,189) $         (2,350,419)
                                                                        -----------------  --------------  --------------------
     Adjustments to reconcile net loss to
        net cash used in operating activities:
           Depreciation                                                             1,170               -                 4,378
           Non-cash compensation                                                        -               -                22,840
           Beneficial conversion                                                   60,000               -               578,431
           Stock issued for interest expense                                            -               -                97,840
     Changes in assets and liabilities:
        Advance to officers                                                       (19,473)        (47,425)             (166,329)
        Other assets                                                                    -               -                (3,325)
        Accounts payable and accrued expenses                                      61,943             327               170,699
                                                                        -----------------  --------------  --------------------
                                                                                  103,640         (47,098)              704,534
                                                                        -----------------  --------------  --------------------

NET CASH USED IN OPERATING ACTIVITIES                                            (136,275)       (206,287)           (1,645,885)
                                                                        -----------------  --------------  --------------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Capital expenditures                                                          (7,727)              -               (21,028)
                                                                        -----------------  --------------  --------------------
NET CASH USED IN INVESTING ACTIVITIES                                              (7,727)              -               (21,028)
                                                                        -----------------  --------------  --------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from notes payable                                                   69,325               -             1,048,280
     Repayments of notes                                                                -               -               (88,406)
     Proceeds from issuance of common stock                                             -         207,700               680,060
     Decrease in cash overdraft                                                         -               -               (31,151)
     Proceeds from convertible debentures                                          60,000               -                60,000
                                                                        -----------------  --------------  --------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                         129,325         207,700             1,668,783
                                                                        -----------------  --------------  --------------------

INCREASE (DECREASE) IN CASH                                                       (14,677)          1,413                 1,870

CASH - BEGINNING OF PERIOD                                                         16,547           1,932                     -
                                                                        -----------------  --------------  --------------------

CASH - END OF PERIOD                                                    $           1,870  $        3,345  $              1,870
                                                                        =================  ==============  ====================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
     INFORMATION:
        No cash payments were made for income taxes or
           interest during each of the above periods

NON-CASH INVESTING AND FINANCING ACTIVITIES:
        Conversion of Debentures                                        $               -  $            -  $            304,861
                                                                        =================  ==============  ====================
        Settlements of Loans Payable                                    $               -  $            -  $             68,234
                                                                        =================  ==============  ====================


                                                See notes to financial statements.

                                                              F-16

                            ICOA, INC. AND SUBSIDIARY
                          (a Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Basis of Interim Financial Statement Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The results of operations for the interim periods shown in this report are not necessarily indicative of expected results for any future interim period or for the entire fiscal year. ICOA, Inc. and Subsidiary (the "Company"), a development stage enterprise, believes that the quarterly information presented includes all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation in accordance with generally accepted accounting principles. The accompanying consolidated financial statements should be read in conjunction with the Company's audited financial statements which are included as part of this registration statement.

--------------------------------------------------------------------------------

                                   ICOA, INC.


                                   62,857,146

                                     Shares

                                  Common Stock




                                   PROSPECTUS





YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                  June __, 2001
--------------------------------------------------------------------------------

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

         Under Nevada Revised Statutes Section 78.7502 and 78.751, our articles of incorporation and bylaws provide us with the power to indemnify any of our directors, officers, employees or agents. The director, officer, employ or agent must have conducted himself in good faith and reasonably believe that his conduct was in, or not opposed to our best interests. In a criminal action the director, officer, employee or agent must not have had a reasonable cause to believe his conduct was unlawful. Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards.

         We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

         Article Tenth of the registrant's Certificate of Incorporation provides that the registrant shall indemnify any and all persons whom it shall have power to indemnify to the maximum extent permitted by Nevada law. Article VII of the registrant's by-laws provides that the registrant shall indemnify authorized representatives of the registrant to the fullest extent permitted by Nevada law. The registrant's by-laws also permit the registrant to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not the registrant would have the power to indemnify such person against such liability under the foregoing provision of the by-laws or under the provisions of Nevada law.

         The registrant is covered under a directors and officers liability insurance policy with Chubb Insurance. The policy insures the directors and officers of the registrant against loss arising from certain claims made against such directors or officers by reason of certain wrongful acts.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered for resale hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange
   Commission registration fee                         $    281
Legal fees and expenses (1)                            $  8,000
Accounting fees and expenses (1)                       $ 20,000
Miscellaneous (1)                                      $  3,000
                                                       --------
Total                                                  $ 31,281
_______________________________
(1) Estimated.

Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

         In February 1999, we issued 40,000 shares of common stock to a creditor as payment for $4,000 of principal and interest indebtedness. Our shares were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.

         In March 1999, we issued 250,000 shares of our common stock to a note holder as payment for $25,000 of interest indebtedness. Our shares were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.

         In March 1999, we issued 68,099 shares of our common stock as compensation for legal services rendered. These shares were issued in reliance on the exemptions from registration pursuant to Section 4(2) of the Securities Act.

         In April 1999, we concluded an offering of 5,000,000 shares of common stock at $.03 per share for $150,000 in gross proceeds. In connection with the offering, we also issued warrants to purchase up to 3,000,000 shares of our common stock at an exercise price of $0.10 per share, 3,000,000 shares of our common stock at an exercise price of $0.12 per share (of which the exercise price of 1,020,290 warrants was reduced to $0.10 per share), and 1,000,000 shares of our common stock at an exercise price of $0.19 per share. The warrants expired in February of 2000. From May 1999 through February 2000, warrants to purchase an aggregate 5,717,000 shares of common stock were exercised and we received gross proceeds of $530,200. Our shares were issued in reliance on the exemptions from registration provided by Rule 504 of Regulation D and Section 3(b) of the Securities Act.

         In June 1999, we issued 235,290 shares of our common stock to a note holder as payment for $68,234 of indebtedness. Our shares were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.

         In September 1999, we issued 200,000 shares of our common stock to a consultant as compensation for consulting services rendered by the consultant. Our shares were issued in reliance on the exemptions from registration provided by Rule 701 of the Securities Act.

         In March 2000, we issued 8% series A senior subordinated convertible redeemable debentures in the aggregate face amount of $185,000 to one investor, and received gross proceeds of $185,000. In connection with the issuance of the series A debentures, we paid a sales commission of $18,500 plus a due diligence fee of $4,625 to Capstone Partners. The series A debentures had a maturity date of March 16, 2002. The series A debentures were convertible into shares of our common stock at a conversion price equal to 75% of the average bid price of our common stock as reported on the National Quotation Bureau's "Pink Sheets" for the three consecutive trading days immediately preceding the date of receipt by us of a notice of conversion. The series A debentures bore interest at a rate of 8% per annum, payable monthly in the form of additional shares of our common stock. As of May 2000, all the series A debentures had been converted into an aggregate 3,305,606 shares of our common stock. The series A debentures and the shares of common stock issued upon conversion of the series A debentures were issued in reliance on the exemptions from registration provided by Rule 504 of Regulation D and Section 3(b) of the Securities Act and Section 3(a)(9) of the Securities Act.

         In June 2000, we issued 8% series B senior subordinated convertible redeemable debentures in the face amount of $120,000 to one investor, and received gross proceeds of $120,000. The series B debentures had a maturity date of June 25, 2002. In connection with the issuance of the series B debentures, we paid a sales commission of $12,000 plus a finder's fee of $2,400 to Capstone Partners. The series B debentures were convertible into shares of our common stock at a conversion price for each share of common stock equal to 75% of the lowest bid price of our common stock as reported on the National Quotation Bureau's "Pink Sheets" for the three consecutive trading days immediately preceding the date of receipt by us of a notice of conversion. The series B debentures bore interest at a rate of 8% per annum, payable monthly in the form of additional shares of our common stock. As of July 2000, all the series B debentures had been converted into 3,000,000 shares of our common stock. The series B debentures and the shares of our common stock issued upon conversion of the series B debentures were issued in reliance on the exemptions from registration provided by Rule 504 of Regulation D and
Section 3(b) of the Securities Act and Section 3(a)(9) of the Securities Act.

         In August 2000, we issued 9% convertible notes in the aggregate amount of $500,000, and received net proceeds of $450,000. The August 2000 notes have a maturity date three years from the date of issuance. In connection with the issuance of the August 2000 notes, we paid finders' fees in the aggregate of $50,000, of which $40,000 was paid to Alon Enterprises Ltd. and $10,000 was paid to Libra Finance S.A. The August 2000 notes are convertible into shares of our common stock at a conversion price for each share of common stock equal to the lower of (i) $0.04933 or (ii) 70% of the average of the three lowest closing bid prices of our common stock during the sixty days prior to conversion. The August 2000 notes bear interest at a rate of 9% per annum, payable annually. As of June 15, 2001, the August 2000 notes had been converted into [4,099,023] shares of our common stock. The August 2000 notes were issued in reliance on the exemptions from registration provided by Regulation S of the Securities Act. The August 2000 financing originally included provisions relating to an equity line of credit, pursuant to which we had the right to put additional debentures to the investors. On May 14, 2001, however, we and the investors who participated in the August 2000 offering mutually agreed to terminate any future financings contemplated by the August 2000 subscription agreements.

         In February 2001, in we issued convertible notes in the aggregate amount of $60,000, and received net proceeds of $54,000. In connection with the issuance of the February 2001 notes, we paid finders' fees in the aggregate amount of $6,000, of which $4,800 was paid to Libra Finance S.A. and $1,200 was paid to Alon Enterprises Ltd. The February 2001 notes were issued pursuant to the subscription agreements signed in the August 2000 offering, in reliance on the exemptions from registration provided by Regulation S of the Securities Act.

         In May 2001, we issued a convertible note in the amount of $400,000 and in June 2001 we issued a convertible note in the amount of $400,000. See "The May 2001 and June 2001 Financings." The notes and warrants issued in May 2001 and June 2001 were issued in reliance on the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act.


Item 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
         -------------------------------------------

(a)      Exhibits:

        The following exhibits are filed as part of this registration statement:

      Exhibit                                    Description
      -------                                    -----------
      3.1 (1)        Articles of Incorporation of ICOA, Inc.

      3.2 (1)        Articles of Amendment to the Articles of Incorporation of ICOA, Inc., dated March 14, 1985

      3.3 (1)        Articles of Amendment to the Articles of Incorporation of ICOA, Inc., dated August 25, 2000

                                      II-3

      Exhibit                                    Description
      -------                                    -----------
      3.4 (1)        By-laws of ICOA, Inc., as amended

      4.1 (1)        Specimen Certificate of the Company's common stock

      5.1 (4)        Opinion of Jenkens & Gilchrist Parker Chapin LLP

     10.1 (1)        2000 Stock Option Plan

     10.2 (2)        Subscription Agreement entered into by the Company and the subscribers dated as of May 14, 2001

     10.3 (2)        Amendment and Waiver to the Subscription Agreement, between ICOA, Inc. and the investor, dated
                     May 14, 2001.

     10.4 (3)        Amendment and Waiver to the May 2001 Subscription Agreement, between ICOA, Inc. and the investor, and the June 2001 Subscription Agreement, between ICOA, Inc. and the investor, dated
                     June 13, 2001.

     10.5 (3)        Amendment and Waiver among ICOA, Inc. and certain investors, dated May 14, 2001, relating to the August 28, 2001 financing.

     10.6 (4)        Amendment and Waiver among ICOA, Inc. and certain investors, dated June 13, 2001, relating to the August 28, 2001 financing.

     10.7 (2)        Amendment and Waiver to the Subscription Agreement, between ICOA, Inc. and the investor, dated
                     May 14, 2001.

     10.8 (2)        Amendment and Waiver among ICOA, Inc. and certain investors, dated May 14, 2001, relating to the August 28, 2000 financing.

     10.9 (2)        9% Convertible Note issued by ICOA, Inc. to Laurus Master Fund, Ltd., dated May 14, 2001.

     10.10(2)        Warrant issued by ICOA, Inc. to Laurus Master Fund, Ltd., dated May 14, 2001.

     10.11(4)        Subscription Agreement entered into by the Company and the subscribers dated as of June 13,
                     2001.

     10.12(4)        9% Convertible Note issued by ICOA, Inc. to Laurus Master Fund, Ltd., dated June 13, 2001.

     10.13(4)        Warrant issued by ICOA, Inc. to Laurus Master Fund, Ltd., dated June 13, 2001.

     10.14(4)        Amendment and Waiver to the Subscription Agreements between ICOA and the Investor, dated June
                     20, 2001, relating to the May 2001 and June 2001 financings.

     10.15 (1)       Letter of agreement between the Company and Carter & Vahlsing, CPA , dated February 18, 2000

     21.1 (1)        Subsidiaries of the Company

     23.1 (4)        Consent of Feldman Sherb & Co., P.C.

     23.2 (4)        Consent of Jenkens & Gilchrist Parker Chapin LLP (included in exhibit 5.1 hereto)

     24.1 (3)        Power of Attorney (included on signature page)

-------------------------------

(1) Filed as an exhibit with the Company's registration statement on Form SB-2 (Registration No. 333-51028), as amended, and incorporated herein by reference.
(2) Filed as an exhibit to the Company's Current Report on Form 8-K dated as of May 14, 2000, and incorporated herein by reference.
(3) Previously filed as part of this regristration statement on May 30, 2001, and in corporated herein by reference.
(4)      Filed herewith.


Item 28. UNDERTAKINGS.
         -------------

(A)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)               Undertaking Required by Regulation S-B, Item 512(e).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warwick, State of Rhode Island, on the 20th day of June, 2001.


                             ICOA, Inc.


                             By:   /s/ George Strouthopoulos
                                 -----------------------------------------------
                                 George Strouthopoulos
                                 Chief Executive Officer, President and Director



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                          Title                             Date
         ---------                          -----                             ----
    /s/ George Strouthopoulos      Chief Executive Officer,            June 20, 2001
-----------------------------      President and Director
    George Strouthopoulos

     /s/ Erwin Vahlsing, Jr.       Chief Financial Officer,            June 20, 2001
----------------------------       Treasurer, Secretary and Director
    Erwin Vahlsing, Jr.

                                  EXHIBIT INDEX
                                  -------------

      Exhibit                                                  Description
      -------                                                  -----------
      3.1 (1)        Articles of Incorporation of ICOA, Inc.

      3.2 (1)        Articles of Amendment to the Articles of Incorporation of ICOA, Inc., dated March 14, 1985

      3.3 (1)        Articles of Amendment to the Articles of Incorporation of ICOA, Inc., dated August 25, 2000

      3.4 (1)        By-laws of ICOA, Inc., as amended

      4.1 (1)        Specimen Certificate of the Company's common stock

      5.1 (4)        Opinion of Jenkens & Gilchrist Parker Chapin LLP

     10.1 (1)        2000 Stock Option Plan

     10.2 (2)        Subscription Agreement entered into by the Company and the subscribers dated as of May 14, 2001

     10.3 (2)        Amendment and Waiver to the Subscription Agreement, between ICOA, Inc. and the investor, dated
                     May 14, 2001.

     10.4 (3)        Amendment and Waiver to the May 2001 Subscription Agreement, between ICOA, Inc. and the investor, and the June 2001 Subscription Agreement, between ICOA, Inc. and the investor, dated
                     June 13, 2001.

     10.5 (3)        Amendment and Waiver among ICOA, Inc. and certain investors, dated May 14, 2001, relating to the August 28, 2001 financing.

     10.6 (4)        Amendment and Waiver among ICOA, Inc. and certain investors, dated June 13, 2001, relating to the August 28, 2001 financing.

     10.7 (2)        Amendment and Waiver to the Subscription Agreement, between ICOA, Inc. and the investor, dated
                     May 14, 2001.

     10.8 (2)        Amendment and Waiver among ICOA, Inc. and certain investors, dated May 14, 2001, relating to the August 28, 2000 financing.

     10.9 (2)        9% Convertible Note issued by ICOA, Inc. to Laurus Master Fund, Ltd., dated May 14, 2001.

     10.10(2)        Warrant issued by ICOA, Inc. to Laurus Master Fund, Ltd., dated May 14, 2001.

     10.11(4)        Subscription Agreement entered into by the Company and the subscribers dated as of June 13,
                     2001.

     10.12(4)        9% Convertible Note issued by ICOA, Inc. to Laurus Master Fund, Ltd., dated June 13, 2001.

     10.13(4)        Warrant issued by ICOA, Inc. to Laurus Master Fund, Ltd., dated June 13, 2001.

     10.14(4)        Amendment and Waiver to the Subscription Agreements between ICOA and the Investor, dated June
                     20, 2001, relating to the May 2001 and June 2001 financings.

     10.15 (1)       Letter of agreement between the Company and Carter & Vahlsing, CPA , dated February 18, 2000

      Exhibit                                                  Description
      -------                                                  -----------

     21.1 (1)        Subsidiaries of the Company

     23.1 (4)        Consent of Feldman Sherb & Co., P.C.

     23.2 (4)        Consent of Jenkens & Gilchrist Parker Chapin LLP (included in exhibit 5.1 hereto)

     24.1 (3)        Power of Attorney (included on signature page)

------------------------

(1)      Filed as an exhibit with the Company's registration statement on Form
         SB-2 (Registration No. 333-51028), as amended, and incorporated herein by reference.
(2) Filed as an exhibit to the Company's Current Report on Form 8-K dated as of May 14, 2000, and incorporated herein by reference.
(3) Previously filed as part of this regristration statement on May 30, 2001, and in corporated herein by reference.
(4)      Filed herewith.
